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Exhibit (a)(1)(a)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
CSS INDUSTRIES, INC.
at
$9.40 Net Per Share
by
TOM MERGER SUB INC.,
a direct wholly owned subsidiary of
IG DESIGN GROUP AMERICAS, INC.,
a direct and wholly owned subsidiary of
IG DESIGN GROUP PLC

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE MINUTE AFTER 11:59 P.M., EASTERN STANDARD TIME, ON FEBRUARY 28, 2020, UNLESS THE OFFER IS EXTENDED.

        The Offer (as defined below) is being made pursuant to the Agreement and Plan of Merger, dated as of January 20, 2020 (the "Merger Agreement"), by and among CSS Industries, Inc., a Delaware corporation (the "Company"), IG Design Group Americas, Inc., a Georgia corporation ("Parent"), TOM MERGER SUB INC., a Delaware corporation and a direct wholly owned subsidiary of Parent ("Merger Sub"), and IG Design Group Plc, a public limited company incorporated and registered in England and Wales ("IG Design" and, together with Merger Sub and Parent, the "Purchasing Parties"). Merger Sub is offering to purchase all of the outstanding shares of common stock, par value $0.10 per share, of the Company (the "Shares") at a purchase price of $9.40 per Share, net to the seller in cash, without interest (such amount per Share, or any higher amount per Share that may be paid pursuant to the Offer in accordance with the terms of the Merger Agreement, the "Offer Price"), subject to any deduction or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase, dated January 31, 2020 (this "Offer to Purchase"), and in the related letter of transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, as each may be amended from time to time, the "Offer").

        Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company (the "Merger"), with the Company continuing as the surviving corporation in the Merger (the "Surviving Corporation"). Upon consummation of the Merger, the Surviving Corporation would be a wholly owned subsidiary of Parent. As a result of the Merger, each Share outstanding immediately prior to the effective time of the Merger (the "Merger Effective Time") (other than (i) Shares owned, directly or indirectly, by Parent or Merger Sub or the Company (as treasury stock or otherwise), (ii) the Company's equity compensation and cash awards and (iii) Shares owned by any stockholder of the Company who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with the applicable provisions of, the General Corporation Law of the State of Delaware (the "DGCL")) will be converted into the right to receive cash in an amount equal to the Offer Price. Upon consummation of the Merger, the Company will cease to be a publicly traded company.

        The purpose of the Offer is for IG Design and Parent, through Merger Sub, to acquire control of, and the entire equity interest in, the Company. Following the consummation of the Offer, Merger Sub intends to effect the Merger as promptly as practicable pursuant to Section 251(h) of the DGCL, subject to the satisfaction of certain conditions.

        The Merger Agreement provides, among other things, that subject to the satisfaction, or waiver by Merger Sub, of the Offer Conditions (as defined below), Merger Sub will (and Parent will cause

Merger Sub to) (i) at or as promptly as practicable following the Expiration Time (as defined below) (and in any event no later than the second business day immediately following the date on which the Expiration Time occurs), accept for payment (the time of acceptance for payment, the "Acceptance Time") and (ii) at or as promptly as practicable following the Expiration Time (and in any event no later than the third business day immediately following the date on which the Expiration Time occurs), pay the aggregate Offer Price (by delivery of funds to the Depositary) for, all Shares validly tendered and not properly withdrawn pursuant to the Offer. Merger Sub will provide (and Parent shall cause Merger Sub to provide) the consideration necessary for Merger Sub to comply with the obligations to accept for payment and pay for such Shares.

        Effective January 17, 2020, after careful consideration, the board of directors of the Company (the "Company Board") by unanimous vote of all directors (i) determined that the Offer, the Merger and the other transactions contemplated by the Merger Agreement (including the Offer and the Merger, the "Contemplated Transactions") are fair to and in the best interests of the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Contemplated Transactions and (iii) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend that the Company's stockholders accept the Offer and tender their Shares to Merger Sub in the Offer (such recommendation, the "Company Board Recommendation"). The Company Board recommends that Company stockholders accept the Offer and tender their Shares in the Offer.

        The Merger Agreement contemplates that the Merger will be effected pursuant to Section 251(h) of the DGCL, which permits completion of the Merger upon the collective ownership by Parent, Merger Sub, any other subsidiary of Parent or any of their respective "affiliates" (as defined by Section 251(h)(6) of the DGCL) of a majority of the Shares then outstanding, and, if the Merger is so effected pursuant to Section 251(h) of the DGCL, no vote of the Company's stockholders will be required to adopt the Merger Agreement or consummate the Merger. None of IG Design, Parent or Merger Sub foresees any circumstance or development that would prevent the completion of the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer; however, if the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, IG Design, Parent, Merger Sub and the Company have agreed to take all reasonable actions necessary to cause the consummation of the Merger as promptly as practicable after the consummation of the Offer.

        We estimate that the total funds needed to complete the Offer, the Merger and the Contemplated Transactions will be approximately $110.5 million, which includes the funds needed to (a) purchase all of the Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive the Merger Consideration in the Merger, (b) for the payment of the Company Option Consideration, the Company Restricted Stock Consideration, the Company RSU Consideration and the Company PSU Consideration (in each case, as defined below) and (c) for the payment of the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys' fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Existing Company Credit Agreement (as defined in the Merger Agreement) as of the anticipated Closing Date (and the daily accrual thereafter) (as defined in the Merger Agreement) that is specified in the Payoff Letters (as defined in the Merger Agreement). It is expected that such amount will be funded with a combination of cash on hand and the proceeds of the Equity Financing (as defined below).

        As of September 30, 2019, IG Design had cash and cash equivalents of $154.6 million.

        On January 20, 2020, IG Design entered into a Placing Agreement (the "Placing Agreement") with Canaccord Genuity Limited as placement agent pursuant to which IG Design commenced a private placement (the "Equity Financing") of up to 17,291,067 of its ordinary shares (the "Placing Shares") for gross proceeds to IG Design of up to approximately $154.8 million after deducting placement agent fees and offering expenses. As of January 24, 2020, IG Design had received irrevocable commitments to purchase all 17,291,067 Placing Shares in the Equity Financing. The sale of Placing Shares in the Equity Financing will be completed in two tranches. In first tranche of the Equity Financing, IG Design completed the sale of 7,887,347 Placing Shares for approximately $70.6 million in gross proceeds on January 24, 2020. IG Design has received irrevocable commitments from investors to purchase the 9,403,720 Placing Shares to be issued and sold in the second tranche of the Equity Financing for gross proceeds to IG Design of approximately $84.2 million. The second tranche of the Equity Financing is subject to the approval by the stockholders of IG Design of the issuance of the 9,403,720 Placing Shares in the second tranche of the Equity Financing at a general meeting of stockholders of IG Design to be held on February 11, 2020 (the "General Meeting"). Under IG Design's Articles of Association and the Companies Act 2006 of the United Kingdom, stockholders of IG Design also have certain preemptive rights that may be exercised with respect to the second tranche of the Equity Financing. IG Design is seeking a waiver of these preemptive rights at the General Meeting. The foregoing summary of certain provisions of the Equity Financing is qualified by reference to the Placing Agreement, which is incorporated herein by reference. We have filed a copy of the Placing Agreement as Exhibit (a)(5)(B) to the Schedule TO, which is incorporated herein by reference.

        IG Design has agreed that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the resolution of IG Design's stockholders to approve, and waive all applicable pre-emptive rights in connection with, the Placing Shares to be issued and sold in the second tranche of the Equity Financing. Assuming IG Design stockholders approve the issuance of the Placing Shares to be issued and sold in the second tranche of the Equity Financing at the General Meeting, IG Design expects to complete the sale of the 9,403,720 Placing Shares in the second tranche of the Equity Financing for approximately $84.2 million in gross proceeds on or about February 12, 2020.

        "Financing Source(s)," as used herein, means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Equity Financing described herein in connection with the Contemplated Transactions, including the parties to any subscription, purchase, placement, commitment letters, joinder agreements, or other agreements entered into pursuant thereto or relating thereto, together with each affiliate thereof and each officer, director, employee, partner, controlling person, auditor, attorney, agent and representative of each such entity, affiliate, or other person and their respective successors and assigns.

        Assuming the completion of the second tranche of the Equity Financing, we will have as of the Closing Date sufficient available funds, including all available funds of IG Design, the Company and their respective subsidiaries, to enable Parent and Merger Sub, as the case may be, to consummate the Offer and the Merger and to make all payments required to be made in connection therewith, including the payment of the aggregate amount required to be paid for all Shares validly tendered and not properly withdrawn pursuant to the Offer, the payment of the aggregate Merger Consideration, any payments made in respect of equity compensation obligations to be paid in connection with the Contemplated Transactions, the payment of any debt under the Existing Company Credit Agreement required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger (including all indebtedness of the Company and its subsidiaries under the Existing Company Credit Agreement required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied or discharged in connection with the Merger) and all premiums and fees required to be paid in connection therewith and all other amounts to be paid pursuant to the Merger Agreement and all associated costs and expenses of the Offer and the Merger (such amounts, collectively, the "Merger Amounts").

        Other than as discussed in Section 9—"Source and Amount of Funds" or as otherwise referenced or set forth herein, there are no alternative financing arrangements or alternative financing plans.

        The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver (where applicable) of a number of conditions set forth in the Merger Agreement (the "Offer Conditions"), including but not limited to, among other things:

  •
  there having been validly tendered and "received" (as defined by Section 251(h)(6) of the DGCL) in the Offer and not properly withdrawn prior to one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020 (such time, or such later time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the "Expiration Time") that number of Shares (excluding Shares tendered pursuant to guaranteed delivery procedures but not yet delivered) that, together with the number of Shares then owned by Parent, Merger Sub or any of their respective "affiliates" (as defined by Section 251(h)(6) of the DGCL), represents fifty-one percent (51%) of the Shares then outstanding (the "Minimum Condition");

  •
  the Merger Agreement shall not have been validly terminated in accordance with its terms (the "Termination Condition");

  •
  any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") or any other applicable antitrust laws (if required) shall have expired or shall have been terminated, or any approval required under the HSR Act or any other applicable antitrust laws (if required) shall have been received (the "Antitrust Condition");

  •
  IG Design (either directly or through any of its subsidiaries) shall have received the proceeds of the Equity Financing or the Financing Sources shall have unconditionally and irrevocably confirmed in writing to IG Design, Parent or Merger Sub that all of the proceeds of the Equity Financing will be available at the Offer Closing on the terms and conditions set forth in the Equity Financing (the "Funding Condition"); and

  •
  no applicable law and no order, writ, judgment, injunction, decree, stipulation, determination or award issued by a governmental authority of competent jurisdiction, whether temporary, preliminary, or permanent, shall be in effect that prohibits, restrains, enjoins, or makes illegal the consummation of the Offer or the Merger (the "Restraint Condition").

        The Offer is also subject to a number of other conditions which comprise the Offer Conditions. Parent and Merger Sub can waive some of the conditions of the Offer without the consent of the Company. Without the prior written consent of the Company, Parent and Merger Sub cannot, among other things, (i) amend, modify or waive the Minimum Condition, the Termination Condition or the Antitrust Condition or (ii) add any condition to the Offer, or modify or change any Offer Condition in a manner adverse in any material respect to any holders of Shares.

        A summary of the principal terms of the Offer appears on pages 7 through 16 of this Offer to Purchase under the heading "Summary Term Sheet." You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

IMPORTANT

        If you desire to tender all or any portion of your Shares to Merger Sub pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and deliver the Letter of Transmittal and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary for the Offer (the "Depositary"), pursuant to the instructions set forth in the Letter of Transmittal, and either deliver the certificates for your Shares to the Depositary together with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case, prior to the Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee tender your Shares for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Merger Sub pursuant to the Offer. Such institutions may establish their own earlier deadline for participation in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to participate in the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may be able to tender your Shares to Merger Sub pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to MacKenzie Partners, Inc., as information agent for the Offer (the "Information Agent"), at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both documents carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the U.S. Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

 SUMMARY TERM SHEET

        TOM MERGER SUB INC., a Delaware corporation and direct wholly owned subsidiary of IG Design Group Americas, Inc., a Georgia corporation and a direct and wholly owned subsidiary of IG Design Group Plc, a public limited company incorporated and registered in England and Wales, is offering to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share, of CSS Industries, Inc., a Delaware corporation, at a purchase price of $9.40 per share, net to the seller in cash, without interest, subject to any deduction or withholding of taxes required by applicable law in respect thereof, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal.

        The following are some questions that you, as a stockholder of the Company, may have, as well as answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers available on the back cover of this Offer to Purchase. Unless the context indicates otherwise, in this Offer to Purchase, we use the terms "us," "we" and "our" to refer to Merger Sub and where appropriate, Parent and Merger Sub, collectively.

Securities Sought	All of the outstanding Shares, other than Shares already owned by Parent, Merger Sub or their respective "affiliates" (within the meaning of Section 251(h)(6) of the DGCL).
Price Offered Per Share	$9.40 per Share, net to the seller in cash, without interest, subject to any deduction or withholding of taxes required by applicable law.
Scheduled Expiration of Offer	One minute after 11:59 p.m., Eastern Standard time, on February 28, 2020, unless the Offer is extended or terminated. See Section 1—"Terms of the Offer."
Merger Sub

TOM MERGER SUB INC., a Delaware corporation and a direct, wholly owned subsidiary of IG Design Group Americas,  Inc., a Georgia corporation and a direct and wholly owned subsidiary of IG Design Group Plc, a public limited company incorporated and registered in England and Wales.

The Company's Board of Directors Recommendation	The Company Board has recommended that the stockholders of the Company tender their Shares in the Offer.

Who is offering to buy my Shares?

        Merger Sub, a wholly owned subsidiary of Parent, and a direct and wholly owned subsidiary of IG Design, is offering to purchase all of the outstanding Shares (other than Shares already owned by Parent, Merger Sub or their respective "affiliates" (within the meaning of Section 251(h)(6) of the DGCL)). Merger Sub was formed for the sole purpose of making the Offer and completing the process by which the Company will become a subsidiary of Parent through the Merger. See the "Introduction," Section 8—"Certain Information Concerning the Purchasing Parties" and Schedule I—"Directors and Executive Officers of IG Design, Parent and Merger Sub."

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire control of, and the entire equity interest in, the Company. If the Offer is consummated, Parent intends, as soon as practicable after consummation of the Offer, to effect the Merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation in the Merger. Upon consummation of the Merger, the Surviving Corporation would be a direct and wholly owned subsidiary of Parent and an indirect and wholly owned subsidiary of IG Design. See Section 12—"Purpose of the Offer; Plans for the Company."

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $9.40 per Share, net to the seller in cash, without interest, subject to any deduction or withholding of taxes required by applicable law. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee, and your broker tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any such charges will apply. See the "Introduction," Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. The Agreement and Plan of Merger entered into by and among the Company, Parent, Merger Sub and IG Design on January 20, 2020 provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—"The Merger Agreement" and Section 15—"Certain Conditions of the Offer."

What are the most significant conditions of the Offer?

        The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver (where applicable) of Offer Conditions, including but not limited to, among other things:

  •
  the Minimum Condition;

  •
  the Termination Condition;

  •
  the Antitrust Condition;

  •
  the Funding Condition; and

  •
  the Restraint Condition.

        We estimate that the total funds needed to complete the Offer, the Merger and the Contemplated Transactions will be approximately $110.5 million, which includes the funds needed to (a) purchase all of the Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive the Merger Consideration in the Merger, (b) for the payment of the Company Option Consideration, the Company Restricted Stock Consideration, the Company RSU Consideration

and the Company PSU Consideration (in each case, as defined below) and (c) for the payment of the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys' fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Existing Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letters. It is expected that such amount will be funded with a combination of cash on hand and the proceeds of the Equity Financing (as defined below).

        As of September 30, 2019, IG Design had cash and cash equivalents of $154.6 million.

        On January 20, 2020, IG Design entered into the Placing Agreement with Canaccord Genuity Limited as placement agent pursuant to which IG Design commenced the Equity Financing of the Placing Shares for gross proceeds to IG Design of up to approximately $7154.8 million after deducting placement agent fees and offering expenses. As of January 24, 2020, IG Design had received irrevocable commitments to purchase all 17,291,067 Placing Shares in the Equity Financing. The sale of Placing Shares in the Equity Financing will be completed in two tranches. In first tranche of the Equity Financing, IG Design completed the sale of 7,887,347 Placing Shares for approximately $70.6 million in gross proceeds on January 24, 2020. IG Design has received irrevocable commitments from investors to purchase the 9,403,720 Placing Shares to be issued and sold in the second tranche of the Equity Financing for gross proceeds to IG Design of approximately $84.2 million. The second tranche of the Equity Financing is subject to the approval by the stockholders of IG Design of the issuance of the 9,403,720 Placing Shares in the second tranche of the Equity Financing at the General Meeting. Under IG Design's Articles of Association and the Companies Act 2006 of the United Kingdom, stockholders of IG Design also have certain preemptive rights that may be exercised with respect to the second tranche of the Equity Financing. IG Design is seeking a waiver of these preemptive rights at the General Meeting. The foregoing summary of certain provisions of the Equity Financing is qualified by reference to the Placing Agreement, which is incorporated herein by reference. We have filed a copy of the Placing Agreement as Exhibit (a)(5)(B) to the Schedule TO, which is incorporated herein by reference.

        IG Design has agreed that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the resolution of IG Design's stockholders to approve, and waive all applicable pre-emptive rights in connection with, the Placing Shares to be issued and sold in the second tranche of the Equity Financing. Assuming IG Design stockholders approve the issuance of the Placing Shares to be issued and sold in the second tranche of the Equity Financing at the General Meeting, IG Design expects to complete the sale of the 9,403,720 Placing Shares in the second tranche of the Equity Financing for approximately $84.2 million in gross proceeds on or about February 12, 2020.

        Assuming the completion of the second tranche of the Equity Financing, we will have as of the Closing Date sufficient available funds, including all available funds of IG Design, the Company and their respective subsidiaries, to enable Parent and Merger Sub, as the case may be, to consummate the Offer and the Merger and to make all payments required to be made in connection therewith, including the payment of the aggregate Merger Amounts.

        Other than as discussed in Section 9—"Source and Amount of Funds" or as otherwise referenced or set forth herein, there are no alternative financing arrangements or alternative financing plans.

        According to the Merger Agreement, as of the close of business on January 17, 2020, (i) 8,880,297 Shares were issued and outstanding (not including Shares held in treasury); (ii) no shares of Company preferred stock were issued and outstanding or held by the Company in its treasury; and (iii) 5,822,790 Shares were held by the Company in its treasury. Additionally, as of the close of business on January 17, 2020, 263,000 Shares were reserved for issuance pursuant to outstanding options to acquire Shares, whether granted pursuant to the Company Stock Plans (as defined below) or otherwise; an aggregate of 455,6682 shares of Company restricted stock units and Company performance stock units (issuable assuming satisfaction of certain performance-based vesting criteria) were issued and outstanding; and an aggregate of 718,682 Shares were reserved for issuance pursuant to outstanding awards and rights under the CSS Industries, Inc. 2013 Equity Compensation Plan, the CSS Industries, Inc. Deferred Compensation Plan and the CSS Industries, Inc. Management Incentive Program, in each case as amended and/or restated (as applicable)(collectively, the "Company Stock Plans").

        Assuming no additional Shares were issued after January 17, 2020, based on the Shares outstanding on January 17, 2020, the aggregate number of Shares Merger Sub must acquire in the Offer in order to satisfy the Minimum Condition equals 4,528,952 Shares, which represents fifty-one percent (51%) of the Shares issued and outstanding as of January 17, 2020.

        The Offer is also subject to a number of other conditions which comprise the Offer Conditions. We can waive some of the conditions of the Offer without the consent of the Company. Without the prior written consent of the Company, Parent and Merger Sub cannot, among other things, (i) amend, modify or waive the Minimum Condition, the Termination Condition or the Antitrust Condition or (ii) add any condition to the Offer or modify any condition of the Offer in a manner adverse in any material respect to any holders of Shares. See Section 15—"Certain Conditions of the Offer."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer and to consummate the Merger and the Contemplated Transactions?

        Merger Sub estimates that it will need up to approximately $110.5 million to purchase all of the issued and outstanding Shares in the Offer, consummate the Merger and the Contemplated Transactions and to pay related fees and expenses. Parent and Merger Sub have received irrevocable commitments for the second tranche of the Equity Financing (as defined in Section 9—"Source and Amount of Funds"). As of September 30, 2019, IG Design had cash and cash equivalents of $154.6 million. The Equity Financing (as defined in Section 9—"Source and Amount of Funds"), together with available cash on hand immediately following the Acceptance Time (the "Offer Closing"), will be sufficient to pay the aggregate Offer Price for all Shares tendered in the Offer and all related fees and expenses. Funding of the second tranche of the Equity Financing is subject to the satisfaction of various conditions set forth in the Placing Agreement, including the approval of stockholders of IG Design at the General Meeting on February 11, 2020 and the waiver of pre-emptive rights by existing stockholders of IG Design with respect to the Placing Shares to be issued and sold in the second tranche of the Equity Financing.

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        We do not think that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

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  Merger Sub was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger;

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  the consideration offered in the Offer consists solely of cash; and

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  the Offer is being made for all outstanding Shares of the Company.

        See Section 9—"Source and Amount of Funds."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020 to tender your Shares in the Offer, subject to extension of the Offer in accordance with the terms of the Merger Agreement. If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Time, see Section 3—"Procedures for Accepting the Offer and Tendering Shares"—"Guaranteed Delivery." Shares delivered by a Notice of Guaranteed Delivery will not be counted by Merger Sub toward the satisfaction of the Minimum Condition; therefore, it is preferable for Shares to be tendered by the other methods described herein.

        If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Accordingly, if you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact such institution as soon as possible in order to determine the times by which you must take action in order to tender Shares in the Offer.

        The time of acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which will occur no later than March 3, 2020, the second business day following the Expiration Time, unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the "Acceptance Time." The date and time when the Merger becomes effective is referred to as the "Merger Effective Time."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes. We have agreed in the Merger Agreement that, subject to our rights and the Company's rights to terminate the Merger Agreement in accordance with its terms or terminate the Offer under certain circumstances:

  •
  If as of any scheduled Expiration Time any of the Offer Conditions is not satisfied (other than the Officer Certificate Condition, which by its nature is to be satisfied at the Expiration Time) or, in Merger Sub's sole discretion, waived (if such Offer Condition is permitted to be waived pursuant to the Merger Agreement and applicable law), then Merger Sub will extend the Offer for successive periods of time of up to five (5) business days each (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) (or such longer period as IG Design, Parent, Merger Sub and the Company may agree in writing) in order to permit the satisfaction of such conditions; provided, that if at any scheduled Expiration Time the only unsatisfied Offer Condition is the Minimum Condition (other than the Officer Certificate Condition, which by its nature is to be satisfied at the Expiration Time), (i) Merger Sub will not be required to extend the Offer for more than a total of twenty (20) business days (for this purpose, calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) and (ii) if prior to any scheduled Expiration Time on or after such twentieth (20th) business day referred to in the foregoing clause (i), Merger Sub has received from the Company a written notice of the Company's election that Merger Sub not so extend the Offer, Merger Sub will not (and Parent will not permit Merger Sub to) extend the Offer beyond such scheduled Expiration Time; and

  •
  Merger Sub will extend the Offer for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff or the New York Stock Exchange.

        In any case, we will not be (i) required to, and without the Company's written consent will not, extend the Offer to a time and date later than one minute after 11:59 p.m., Eastern Standard time, on

February 28, 2020 (the "Termination Date") or (ii) subject to the preceding two bullet points above, permitted, without the Company's prior written consent, to extend the Offer if all Offer Conditions have been satisfied.

        If we extend the time period of the Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—"Terms of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform the Depositary and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

How do I tender my Shares?

        To tender your Shares, you must deliver the certificates representing your Shares or confirmation of a book-entry transfer of such Shares into the account of the Depositary at the Depository Trust Company ("DTC"), together with a completed Letter of Transmittal or an Agent's Message (as defined in Section 3—"Procedures for Accepting the Offer and Tendering Shares") and any other documents required by the Letter of Transmittal, to the Depositary, prior to the Expiration Time. If your Shares are held in street name (that is, through a broker, dealer or other nominee), they can be tendered by your nominee through DTC. If you are unable to deliver any required document or instrument to the Depositary by the Expiration Time, see Section 3—"Procedures for Accepting the Offer and Tendering Shares"—"Guaranteed Delivery."

Until what time may I withdraw previously tendered Shares?

        You may withdraw previously tendered Shares any time prior to the Expiration Time by following the procedures for withdrawing your Shares in a timely manner. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee prior to the Expiration Time to arrange for the withdrawal of your Shares in a timely manner. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To validly withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares. See Section 4—"Withdrawal Rights."

Do I have to vote to approve the Offer or the Merger?

        Your vote is not required to approve the Offer. You only need to tender your Shares if you choose to do so. If following the completion of the Offer, the Shares accepted for payment pursuant to the Offer together with the Shares otherwise owned by us or our affiliates (as defined by Section 251(h)(6) of the DGCL) equal a majority of the then-outstanding Shares and the other conditions of the Merger are satisfied or waived, assuming certain statutory requirements are met, we will be able to consummate the Merger pursuant to Section 251(h) of the DGCL without a vote or any further action by the stockholders of the Company. See Section 12—"Purpose of the Offer; Plans for the Company."

What is the Company Board's recommendation?

        We are making the Offer pursuant to the Merger Agreement, which has been approved by the Company Board by unanimous vote of all directors. After careful consideration, the Company Board by unanimous vote of all directors:

  •
  determined that the Contemplated Transactions are fair to and in the best interests of the Company's stockholders,

  •
  approved and declared advisable the Merger Agreement and the Contemplated Transactions, and

  •
  subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend that the Company's stockholders accept the Offer and tender their Shares to Merger Sub in the Offer.

        A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the Contemplated Transactions, including the Offer and the Merger, will be set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that will be mailed to the stockholders of the Company. See the "Introduction" and Section 10—"Background of the Offer; Past Contacts or Negotiations with the Company."

If the Offer is consummated, will the Company continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to consummate the Merger in accordance with Section 251(h) of the DGCL, and no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company will be required in connection with the Merger. If the Merger takes place, the Company will no longer be publicly owned or listed. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger. If you decide not to tender your Shares in the Offer and the Merger occurs as described above, unless you exercise appraisal rights in the manner described below, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer. Upon consummation of the Merger, the Company's common stock will no longer be eligible to be traded on the New York Stock Exchange or any other securities exchange, there will not be a public trading market for the common stock of the Company, and the Company will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See Section 13—"Certain Effects of the Offer."

If you do not consummate the Offer, will you nevertheless consummate the Merger?

        No. None of Merger Sub, Parent, the Company or IG Design are under any obligation to pursue or consummate the Merger if the Offer has not been earlier consummated.

If I object to the price being offered, will I have appraisal rights?

        Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who are entitled to demand and properly demand appraisal of such Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law will be entitled to appraisal rights under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you are entitled to demand and properly demand appraisal of your Shares pursuant to, and comply in all respects with, the applicable provisions of Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest from the Merger Effective Time through the date of payment of the judgment upon the amount determined to be the fair value. See Section 12—"Purpose of the Offer; Plans for the Company—Appraisal Rights."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are met, the Merger will occur and all of the Shares outstanding immediately prior to the Merger Effective Time (other than (i) Shares owned, directly or indirectly, by Parent or Merger Sub or the Company (as treasury stock or otherwise), and (ii) Shares owned by any stockholder of the Company who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with the applicable provisions of, Delaware law) will at the Merger Effective Time be converted into the right to receive the Offer Price.

        Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that you may be paid earlier if you tender your Shares and that no appraisal rights will be available to you in the Offer. Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote to adopt the Merger Agreement or any other action by the stockholders of the Company will be required in connection with the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. Upon consummation of the Merger, there no longer will be any public trading market for the Shares. Also, the Company will no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies. See the "Introduction" and Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On January 17, 2020, the last New York Stock Exchange trading day before Parent and the Company announced that they had entered into the Merger Agreement, the last sale price of the Shares reported on the New York Stock Exchange was $4.69 per Share. On January 30, 2020, the last New York Stock Exchange trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on the New York Stock Exchange was $9.35 per Share. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

        No. None of the stockholders of the Company has agreed with Parent, Merger Sub or any of their affiliates to tender their Shares in connection with the execution of the Merger Agreement.

If I tender my Shares, when and how will I get paid?

        If the conditions of the Offer as set forth in Section 15—"Certain Conditions of the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay for all Shares you tendered an amount in cash equal to the number of Shares you tendered multiplied by $9.40, without interest, subject to any deduction or withholding of taxes required by applicable law, at or as promptly as practicable following the Expiration Time. See Section 1—"Terms of the Offer" and Section 2—"Acceptance for Payment and Payment of Shares."

What will happen to my stock options in the Offer and the Merger?

        Options to purchase Shares are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Merger Effective Time, each option to purchase Shares, whether granted under a Company Stock Plan or otherwise (each, an "Option"), that is outstanding immediately prior to the Merger Effective Time, whether or not then vested or exercisable, will, automatically and without any required action on the part of the holder thereof, be cancelled, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the per-share exercise price of such Option, multiplied by (ii) the total number of Shares issuable upon the exercise of such Option immediately prior to the Merger Effective Time (the "Company Option Consideration"); provided, that, if the per-share exercise price of any such Option exceeds the Offer Price, such Option will be cancelled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation will pay the Company Option Consideration to each holder of an Option, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time. See Section 11—"The Merger Agreement."

What will happen to my shares of restricted stock in the Offer and the Merger?

        Shares subject to vesting or other restrictions, whether granted pursuant to the Company Stock Plans or otherwise ("Company Restricted Stock"), are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Merger Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Merger Effective Time will vest in full and become free of restrictions and any repurchase rights applicable thereto will lapse, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the Offer Price (the "Company Restricted Stock Consideration"), payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time. See Section 11—"The Merger Agreement."

What will happen to my restricted stock units in the Offer and the Merger?

        The Company's outstanding restricted stock units are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each restricted stock unit, whether granted under a Company Stock Plan or otherwise ("Company RSU"), that is outstanding immediately prior to the Merger Effective Time will vest in full and become free of restrictions and any repurchase rights applicable thereto will lapse, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the product of (i) the total number of Shares subject to such Company RSU immediately prior to the Merger Effective Time, multiplied by (ii) the Offer Price (the "Company RSU Consideration"), payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time; provided, that notwithstanding anything to the contrary contained in this paragraph, if required to comply with applicable law, the Company RSU Consideration will be paid on the settlement date for such Company RSU specified under the terms of the applicable award agreement. See Section 11—"The Merger Agreement."

What will happen to my performance stock units in the Offer and the Merger?

        The Company's outstanding performance stock units are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Merger Effective Time, each performance stock unit, whether granted under a Company Stock Plan or otherwise ("Company PSU"), that is outstanding immediately prior to the Merger Effective Time will be cancelled, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the product of (i) the target number of units underlying such Company PSU, multiplied by (ii) the Offer Price (the "Company PSU Consideration"), payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time; provided that, notwithstanding anything to the contrary contained in this paragraph, if required to comply with applicable law, the Company PSU Consideration will be paid on the settlement date for such Company PSU specified under the terms of the applicable award agreement. See Section 11—"The Merger Agreement."

What are the United States federal income tax consequences of the Offer and the Merger to a United States Holder?

        If you are a United States Holder (as defined in Section 5—"Material United States Federal Income Tax Consequences"), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, if you are a United States Holder and you hold your Shares as a capital asset, you will recognize capital gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in the Shares exchanged therefor. Such gain or loss will be treated as a long-term capital gain or loss if you have held the Shares for more than one (1) year at the time of the exchange. If you are a non-United States Holder (as defined in Section 5—"Material United States Federal Income Tax Consequences"), you generally will not be subject to United States federal income tax with respect to the exchange of Shares for cash pursuant to the Offer or the Merger unless you have certain connections to the United States. See Section 5—"Material United States Federal Income Tax Consequences" for a summary of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

        You are urged to consult your own tax advisors to determine the particular tax consequences to you of the Offer and the Merger, including the application and effect of any state, local or non-United States income and other tax laws or tax treaties.

Who should I talk to if I have additional questions about the Offer?

        Stockholders, banks and brokers may call MacKenzie Partners, Inc. at (212) 929-5500 (Call Collect) or toll-free at (800) 322-2885. MacKenzie Partners, Inc. is acting as the Information Agent for the Offer. See the back cover of this Offer to Purchase.

 INTRODUCTION

        The Merger Sub, a direct wholly owned subsidiary of the Parent, and an indirect wholly owned subsidiary of IG Design, hereby offers to purchase for cash all of the outstanding Shares of the Company, at a purchase price per Share of $9.40, net to the seller in cash, without interest, subject to any deduction or withholding of taxes required by applicable law, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal.

        The Offer and the withdrawal rights will expire at one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020, unless the Offer is extended in accordance with the terms of the Merger Agreement.

        The Offer is being made pursuant to the Merger Agreement, by and among the Company, Parent, Merger Sub and IG Design. The Merger Agreement provides that following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. Upon consummation of the Merger, the Surviving Corporation would be a wholly owned subsidiary of Parent.

        According to the Merger Agreement, at the Merger Effective Time, each Share outstanding immediately prior to the Merger Effective Time (other than (i) Shares owned, directly or indirectly, by Parent or Merger Sub or the Company (as treasury stock or otherwise), (ii) the Company's equity compensation and cash awards and (iii) Shares owned by any stockholder of the Company who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies in all respects with, the applicable provisions of Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price (the "Merger Consideration"), less any applicable withholding tax. Under no circumstances will interest on the Offer Price or the Merger Consideration for Shares be paid to the stockholders of the Company, regardless of any delay in payment for such Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement," which also contains a discussion of the treatment of options and other equity awards of the Company.

        Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in the Instruction to the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Sub pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any brokerage or other service fees. Parent or Merger Sub will pay all charges and expenses of the Depositary and the Information Agent, incurred in connection with the Offer. See Section 18—"Fees and Expenses."

        Effective January 17, 2020, after careful consideration, the Company Board by unanimous vote of all directors (i) determined that the Contemplated Transactions are fair to and in the best interests of the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Contemplated Transactions and (iii) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend that the Company's stockholders accept the Offer and tender their Shares to Merger Sub in the Offer. A more complete description of the Company Board's reasons for authorizing and approving the Merger Agreement and the Contemplated Transactions, including the Offer and the Merger, will be set forth in the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any supplements thereto, the "Schedule 14D-9") under the Exchange Act, that will be mailed to the stockholders of the Company.

        The obligation of Merger Sub to purchase Shares tendered in the Offer is subject to the satisfaction or waiver (where applicable) of a number of Offer Conditions, including but not limited to, among other things, (a) the Minimum Condition; (b) the Termination Condition; (c) the Antitrust Condition; (d) the Restraint Condition; and (e) the Funding Condition. The Offer is also subject to other conditions (which comprise the Offer Conditions) described in Section 15—"Certain Conditions of the Offer."

        According to the Merger Agreement, as of the close of business on January 17, 2020, (i) 8,880,297 Shares were issued and outstanding (not including Shares held in treasury); (ii) no shares of Company preferred stock were issued and outstanding or held by the Company in its treasury; and (iii) 5,822,790 Shares were held by the Company in its treasury. Additionally, as of the close of business on January 17, 2020, 263,000 Shares were reserved for issuance pursuant to outstanding options to acquire Shares, whether granted pursuant to the Company Stock Plans or otherwise; an aggregate of 455,6682 shares of Company restricted stock units and Company performance stock units (issuable assuming satisfaction of certain performance-based vesting criteria) were issued and outstanding; and an aggregate of 718,682 Shares were reserved for issuance pursuant to outstanding awards and rights under the Company Stock Plans.

        Assuming no additional Shares were issued after January 17, 2020, based on the Shares outstanding on January 17, 2020, the aggregate number of Shares Merger Sub must acquire in the Offer in order to satisfy the Minimum Condition equals 4,528,952 Shares, which represents fifty-one percent (51%) of the Shares issued and outstanding as of January 17, 2020.

        The Offer is also subject to a number of other conditions which comprise the Offer Conditions. We can waive some of the conditions of the Offer without the consent of the Company. Without the prior written consent of the Company, Parent and Merger Sub cannot, among other things, (i) amend, modify or waive the Minimum Condition, the Termination Condition or the Antitrust Condition or (ii) add any condition to the Offer or modify any condition of the Offer in a manner adverse in any material respect to any holders of Shares. See Section 15—"Certain Conditions of the Offer."

        If the Minimum Condition is satisfied, Merger Sub would have sufficient voting power after the Acceptance Time to approve the Merger without the affirmative vote of any other stockholder of the Company pursuant to Section 251(h) of the DGCL. None of IG Design, Parent or Merger Sub foresees any circumstance or development that would prevent them from completing the Merger pursuant to Section 251(h) of the DGCL following the consummation of the Offer; however, if the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, Parent, Merger Sub, IG Design and the Company have agreed to take all reasonable actions necessary to cause the consummation of the Merger as promptly as practicable after the consummation of the Offer. See Section 11—"The Merger Agreement."

        The material United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are summarized in Section 5—"Material United States Federal Income Tax Consequences."

        This Offer to Purchase and the Letter of Transmittal and the other exhibits to the Schedule TO contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Merger Sub will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as permitted under Section 4—"Withdrawal Rights." The term "Expiration Time" means one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020, unless Merger Sub, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Time" means the latest time at which the Offer, as so extended, expires;

provided, however, that the Expiration Time may not be extended beyond the Termination Date or the date on which the Merger Agreement is validly terminated.

        The Offer is conditioned upon the satisfaction of the Minimum Condition and certain other conditions set forth in Section 15—"Certain Conditions of the Offer." Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition, the Termination Condition and the Antitrust Condition) and (iii) modify the terms of the Offer not inconsistent with the terms of the Merger Agreement; provided, however, that without the prior written consent of the Company, Merger Sub will not (and Parent will cause Merger Sub not to) (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) reduce the number of Shares purchased in the Offer, (D) amend, modify or waive the Minimum Condition, the Termination Condition or the Antitrust Condition, (E) add to the Offer Conditions, modify or change any Offer Condition in a manner adverse in any material respect to any holders of Shares, (F) provide for a "subsequent offering period" (or any extension thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act, (G) reduce the time period during which the Offer shall remain open, (H) extend the Expiration Time other than in accordance with the Merger Agreement or (I) modify, supplement or amend any other term or condition of the Offer in a manner adverse in any material respect to any holders of Shares (other than Parent, Merger Sub and their respective affiliates) or the Company.

        The Merger Agreement provides that, if on any scheduled Expiration Time any Offer Condition (including the Minimum Condition) is not satisfied (other than the condition that Parent shall have received a certificate signed on behalf of the Company by a duly authorized representative of the Company certifying the satisfaction of certain conditions of the Offer (the "Officer Certificate Condition"), which by its nature is to be satisfied at the Expiration Time) or, in Merger Sub's sole discretion, waived (if such Offer Condition is permitted to be waived pursuant to the Merger Agreement and applicable law), then Merger Sub will extend the Offer for successive periods of time of up to five (5) business days each (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) or such longer period as IG Design, Parent, Merger Sub and the Company may agree in order to permit the satisfaction of such conditions; provided, however, that if at any scheduled Expiration Time the only unsatisfied Offer Condition is the Minimum Condition (other than the Officer Certificate Condition, which by its nature is to be satisfied at the Expiration Time), (i) Merger Sub will not be required to extend the Offer for more than a total of twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) and (ii) if prior to any scheduled Expiration Time on or after such twentieth (20th) business day referred to in the foregoing clause (i) Merger Sub has received from the Company a written notice of the Company's election that Merger Sub not so extend the Offer, Merger Sub will not (and Parent will not permit Merger Sub to) extend the Offer beyond such scheduled Expiration Time.

        Notwithstanding anything to the contrary in the foregoing, (a) Merger Sub will not be required to, and without the Company's written consent will not, extend the Offer to a date later than the Termination Date, (b) subject to the following clause (c), Merger Sub will not, without the Company's prior written consent, extend the Offer if all Offer Conditions have been satisfied and (c) Merger Sub will extend the Offer for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or the New York Stock Exchange.

        If Merger Sub extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Merger Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of Merger Sub, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, the ability of Merger Sub to delay the payment for Shares that Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a purchaser making a tender offer promptly pay the consideration offered. If the Offer is not consummated, the Shares are not accepted for payment or Shares are validly withdrawn, Merger Sub is obligated to return the Shares deposited by or on behalf of stockholders promptly after the termination of the Offer or withdrawal of such Shares.

        If Merger Sub makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Merger Sub will disseminate additional Offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an Offer must remain open following material changes in the terms of the Offer, other than a change in price, a change in the percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Merger Sub understands that, in the SEC's view, an offer to purchase should remain open for a minimum of five (5) business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten (10) business days may be required to allow for adequate dissemination and investor response. With respect to a change in price, a change in the percentage of securities sought, or inclusion of or changes to a dealer's soliciting fee, a tender offer generally must remain open for at least ten (10) business days following such change.

        Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes), and without limiting the manner in which Merger Sub may choose to make any public announcement, Merger Sub has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means a day, other than a Saturday, Sunday or other day, on which commercial banks in New York, New York are authorized or required by law to close.

        If, at or before the Expiration Time, we increase the consideration to be paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        The Merger Agreement does not contemplate a subsequent offering period for the Offer.

        The Company has provided Merger Sub with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), including the satisfaction or earlier waiver of all the Offer Conditions set forth in Section 15—"Certain Conditions of the Offer," Merger Sub will accept for payment and will pay for all Shares validly tendered and not properly withdrawn pursuant to the Offer as promptly as practicable after the Expiration Time (and in any event no later than the third business day following the Expiration Time). Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Merger Sub expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Merger Sub to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at DTC (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering Company stockholders may be paid at different times depending upon when the above-listed items are actually received by the Depositary.

        For purposes of the Offer, Merger Sub will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Merger Sub gives oral or written notice to the Depositary of Merger Sub's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the aggregate Offer Price for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Merger Sub and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Merger Sub is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Merger Sub's rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Merger Sub, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Under no circumstances will interest on the Offer Price for Shares be paid to the stockholders, regardless of any delay in payment for such Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Time, Merger Sub increases the price being paid for Shares, Merger Sub will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder of the Company to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of

Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either the Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses listed on the back cover of this Offer to Purchase prior to the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        The term "Agent's Message" means a message, transmitted through electronic means by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Merger Sub may enforce such agreement against such participant.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such holder has completed the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchanges Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other "Eligible Guarantor Institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and collectively, "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary prior to the

Expiration Time, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the Shares may nevertheless be tendered if all of the following conditions are satisfied:

  •
  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by Merger Sub, is received prior to the Expiration Time by the Depositary as provided below; and

  •
  the Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within two (2) New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or mailed to the Depositary. In the case of Shares held through the Book-Entry Transfer Facility, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of the Book-Entry Transfer Facility. Shares delivered by a Notice of Guaranteed Delivery that have not been "received" (as defined by Section 251(h)(6) of the DGCL) by the Depositary prior to the Expiration Time will not be counted by Merger Sub toward the satisfaction of the Minimum Condition and, therefore, it is preferable for Shares to be tendered by the other methods described herein.

        The method of delivery of Certificates, the Letter of Transmittal, and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Merger Sub accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Merger Sub's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Merger Sub upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Merger Sub in its reasonable discretion. Merger Sub reserves the absolute right to reject any and all tenders it determines are not in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Merger Sub also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Merger Sub with respect to those Shares. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Stockholders may challenge Merger Sub's interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto), and only a court of competent jurisdiction can make a determination that will be final and binding on all parties.

        Appointment.    By executing and delivering the Letter of Transmittal (or delivering an Agent's Message) as set forth above, the tendering stockholder will irrevocably appoint designees of Merger Sub, and each of them will, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, have full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Merger Sub and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Merger Sub accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Merger Sub will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Merger Sub reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Merger Sub's acceptance for payment of such Shares, Merger Sub must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

        Information Reporting and Backup Withholding.    The purchase of the Shares is generally subject to information reporting by the Depositary (as the payor) to the applicable tax authorities. Information disclosed on an applicable IRS Form W-8 by non-United States Holders (as defined in Section 5—"Material United States Federal Income Tax Consequences") to the United States Internal Revenue Service ("IRS") by the Depositary may be disclosed to the local tax authorities of the non-United States Holder under an applicable tax treaty or a broad information exchange agreement. Under the "backup withholding" provisions of United States federal income tax law, the Depositary (as the payor) may be required to withhold and pay over to the IRS a portion (currently, 24%) of the amount of any payments made by Merger Sub to the Depositary to a stockholder pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment to stockholders of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined in Section 5—"Material United States Federal Income Tax Consequences") must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such United States Holder is not subject to backup withholding by completing the IRS Form W-9 included in the Letter of Transmittal, or otherwise establishing a valid exemption from backup withholding to the satisfaction of the Depositary. If a United States Holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on such United States Holder and payment of cash to the United States Holder pursuant to the Offer may be subject to backup withholding. All United States Holders surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding and payments to such persons will not be subject to backup withholding provided that a valid exemption is established. Each non-United States Holder must submit an appropriate properly completed executed original IRS Form W-8 (a copy of which may be obtained from the IRS' Internet website at www.irs.gov) (and associated documentation, if applicable) certifying, under penalties of perjury, to such non-United States Holder's foreign status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal. Each holder of Shares who is neither a United States Holder nor a non-United States Holder, as such terms are defined in Section 5, below (e.g., an entity or arrangement treated as a partnership for U.S. federal income tax purposes), should consult their own tax advisors as to the appropriate forms to be delivered to the Depositary to avoid backup withholding.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. In addition, tenders of Shares may be withdrawn at any time after March 31, 2020, the date that is sixty (60) days from the date of this Offer to Purchase, if the tendered Shares have not been accepted for payment and payment has not been made by such time.

        For a withdrawal of Shares to be effective, a written notice of withdrawal must be received by the Depositary at one of its addresses listed on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If you tendered your Shares by giving instructions to a broker, banker or other nominee, you must instruct your broker, banker or other nominee to arrange for the withdrawal of your Shares and such broker, banker or other nominee must effectively withdraw such Shares while you still have the right to withdraw Shares.

        If Merger Sub extends the Offer, is delayed in its acceptance for payment of or payment for Shares or is unable to accept Shares for payment pursuant to the Offer for any reason then, without prejudice to Merger Sub's rights under the Offer, the Depositary may retain tendered Shares on behalf of Merger Sub and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. However, the ability of Merger Sub to delay the payment for Shares that Merger Sub has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a purchaser making a tender offer promptly pay the consideration offered. If the Offer is not consummated, the Shares are not accepted for payment or Shares are validly withdrawn, Merger Sub is obligated to return the Shares deposited by or on behalf of stockholders promptly after the termination of the Offer or withdrawal of such Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

        All questions as to the validity, form eligibility (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Merger Sub, in its reasonable discretion, whose determination will be final and binding, except as may otherwise be finally determined in a subsequent judicial proceeding if Merger Sub's determination is challenged by a Company stockholder. None of Merger Sub, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Material United States Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the exchange of Shares for cash pursuant to the Offer or the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-United States jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as "capital assets" as defined by Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank, thrift or other financial institution;

  •
  a tax-exempt organization;

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  a retirement plan or other tax-deferred account;

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  a partnership, an S corporation or other pass-through or disregarded entity (or an investor in a partnership, S corporation or other pass-through or disregarded entity);

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  an insurance company;

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  a mutual fund;

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

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  a regulated investment company;

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  a real estate investment trust;

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  a person that owns (or is deemed to own) 5% or more of the outstanding Shares;

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  a person who acquired Shares through the exercise of employee stock options, through a tax qualified retirement plan, in other compensatory transactions or who holds Shares that are subject to vesting restrictions;

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  a person that purchases or sells Shares as part of a wash sale for tax purposes;

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  a holder of Shares subject to the alternative minimum tax or base erosion and anti-abuse tax provisions of the Code;

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  a United States Holder (as defined below) that has a functional currency other than the United States dollar;

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  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated or risk reduction transaction;

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  a person that holds the Shares as qualified small business stock for purposes of Section 1045 and/or Section 1202 of the Code;

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  a United States expatriate and certain former citizens or long-term residents of the United States;

  •
  any person who actually or constructively owns an equity interest in Parent or the surviving corporation; or

  •
  any holder of Shares that exercises its appraisal rights pursuant to Section 262 of the DGCL.

        This discussion does not address the tax consequences of acquisitions or dispositions of Shares outside the Offer or the Merger, or transactions pertaining to options that are cancelled and converted into the right to receive cash, as the case may be, in connection with the Offer or the Merger. This discussion also does not address the tax consequences arising from the Medicare tax on net investment income.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Partners in a partnership holding Shares should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        This discussion is for informational purposes only and is not tax advice. Holders of Shares should consult their own tax advisors with respect to the application of the specific U.S. federal income tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, as well as any federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-United States tax laws or tax treaties.

United States Holders.

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  an individual who is a citizen of the United States;

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  an individual who is a resident of the United States, which generally refers to a non-U.S. individual who (i) is a lawful permanent resident of the United States, (ii) is present in the United States for, or in excess of, certain periods of time or (iii) makes a valid election to be treated as a U.S. resident;

  •
  a corporation (or any other entity or arrangement taxed as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons (as defined by of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

Payments with Respect to Shares.

        The receipt of cash in exchange for Shares pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize capital gain or loss equal to the difference, if any, between the amount in cash received and the United States Holder's adjusted tax basis in the applicable Shares exchanged therefor, determined on a per share basis. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger. Each United States Holder should consult such United States Holder's tax advisors regarding the manner in which any cash received pursuant to the Offer or the Merger would be allocated among the United States Holder's respective different blocks of Shares. Such capital gain or loss will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one (1) year at the time of the exchange. Long-term capital gain recognized by certain non-corporate holders generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax.

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the United States Holder provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Certain United States Holders (including corporations) generally are not subject to backup withholding. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which is included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Non-United States Holders.

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term "non-United States Holder" means a beneficial owner of Shares (other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a United States Holder. Non-United States Holders are urged to consult their tax advisors to determine the U.S. federal, state, local, and other tax consequences that may be relevant to them.

        The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business. Special rules, not discussed herein, may apply to certain non-United States Holders, such as:

  •
  certain former citizens or residents of the United States;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies;

  •
  corporations that accumulate earnings to avoid United States federal income tax; and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

Payments with Respect to Shares.

        Subject to the discussion in "Backup Withholding Tax" below, any gain realized by a non-United States Holder with respect to Shares exchanged for cash pursuant to the Offer or pursuant to the Merger generally will be exempt from United States federal income tax unless:

  •
  the gain is effectively connected with a trade or business of such non-United States Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such non-United States Holder in the United States), in which case such gain generally will be subject to United States federal income tax at rates generally applicable to United States persons, and, if the non-United States Holder is a corporation, such gain may also be subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

  •
  such non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, in which case such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source capital losses from sales or exchanges of other capital assets recognized by the non-United States Holder, provided that the non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses; or

  •
  the Company is or has been a "United States real property holding corporation" as such term is defined in Section 897(c) of the Code (a "USRPHC"), at any time within the shorter of the five (5) year period preceding the Merger or such non-United States Holder's holding period with respect to the applicable Shares, and, if such Shares are regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such non-United States Holder owns directly or is deemed to own pursuant to attribution rules more than 5% of the Company's common stock at any time during the relevant period, in which case such gain will be subject to United States federal income tax at rates generally applicable to United States persons (as described in the first bullet point above), except that the branch profits tax will not apply. Non-United States Holders that actually or constructively own more than 5% of the Company's common stock should consult their tax advisors regarding the process for requesting documentation from the Company to establish whether the Company is a USRPHC.

Backup Withholding Tax.

        A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger unless the non-United States Holder certifies under penalties of perjury as to its non-U.S. status, generally by providing a valid IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), or otherwise establishing an exemption in a manner satisfactory to the Depositary. Certain penalties may apply for failure to provide correct information. Each non-United States Holder should complete, sign and provide to the Depositary an applicable IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8) to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules will be allowed as a credit against the non-United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of exchanging their Shares for cash pursuant to the Offer or the Merger under any federal, state, local, non-United States or other tax laws.

6.     Price Range of Shares; Dividends.

        The Shares are traded on the New York Stock Exchange under the symbol "CSS." The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per Share as reported on the New York Stock Exchange and the quarterly dividend declared.

	High	Low	Dividend
Fiscal Year Ended March 31, 2017:
First Quarter	$28.45	$26.06	$0.20
Second Quarter	$28.49	$24.85	$0.20
Third Quarter	$28.97	$24.35	$0.20
Fourth Quarter	$28.71	$23.48	$0.20
Fiscal Year Ended March 31, 2018:
First Quarter	$27.77	$24.60	$0.20
Second Quarter	$28.97	$26.02	$0.20
Third Quarter	$30.13	$26.54	$0.20
Fourth Quarter	$28.20	$17.50	$0.20
Fiscal Year Ended March 31, 2019:
First Quarter	$17.99	$15.34	$0.20
Second Quarter	$17.63	$13.72	$0.20
Third Quarter	$14.10	$8.90	$0.20
Fourth Quarter	$11.21	$5.99	$0.20
Fiscal Year Ending March 31, 2020:
First Quarter	$5.12	$4.86	$0.00
Second Quarter	$4.08	$3.80	$0.00
Third Quarter	$4.73	$4.43	$0.00
Fourth Quarter (through January 30, 2020)	$9.38	$3.75	$0.00

        On January 17, 2020, the last New York Stock Exchange trading day before Parent and the Company announced that they had entered into the Merger Agreement, the last sale price of the Shares reported on the New York Stock Exchange was $4.69 per Share. On January 30, 2020, the last New York Stock Exchange trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on the New York Stock Exchange was $9.35 per Share.

        Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        Under the terms of the Merger Agreement, except for dividends or distributions by any directly or indirectly wholly owned subsidiary of the Company, the Company is not permitted to declare or pay any dividends in respect of Shares unless consented to by Parent in writing (such consent not to be unreasonably withheld, delayed or conditioned). However, if the Company has declared and set a record date for a regular quarterly cash dividend permitted under the terms of the Merger Agreement, and the Acceptance Time occurs after the record date for such dividend and prior to the payment date for such dividend, then Parent or the Surviving Corporation will pay such dividend (and any applicable dividend equivalent rights to the extent any holder of a Company RSU is entitled to such rights under the terms of a Company RSU as in effect on the date the Company declared the applicable dividend)

on behalf of the Company following the Closing Date (as defined in the Merger Agreement) on the scheduled payment date for such dividend. See Section 14—"Dividends and Distributions." Under the terms of the Company's ABL Credit Facility as most recently amended as of May 23, 2019, the Company is not permitted to issue dividends.

7.     Certain Information Concerning the Company.

        The following description of the Company and its business has been taken from the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2019, and is qualified in its entirety by reference to such report.

        General.    The Company is a creative consumer products company, focused on the seasonal, gift and craft categories. For these design-driven categories, the Company engages in the creative development, manufacture, procurement, distribution and sale of our products with an omni-channel approach focused primarily on mass market retailers.

        The Company's Internet address is www.cssindustries.com. Through its website, the following filings are made available free of charge as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: its annual report on Form 10-K, its quarterly reports on Form 10-Q, its current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934.

8.     Certain Information Concerning the Purchasing Parties.

        General.    Parent is a Georgia corporation with its principal executive offices located at 555 Glenridge Connector, Suite 300, Atlanta, Georgia 30342. The telephone number of Parent is (770) 551-9727. Merger Sub is a Delaware corporation with its principal executive offices located at 555 Glenridge Connector, Suite 300, Atlanta, Georgia 30342. The telephone number of Merger Sub is (770) 551-9727. IG Design is a corporation with its principal executive offices located at No 7 Water End Barns, Water End, Eversholt, Milton Keynes, Bedfordshire MK17 9EA. The telephone number of IG Design is +44 (0) 1525 887310. Parent and Merger Sub are affiliates of IG Design and were formed on January 22, 2007 and January 16, 2020, respectively. Merger Sub was formed solely for the purpose of completing the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Merger Sub has no assets other than cash in a de minimis amount and contractual rights and obligations related to the Merger Agreement. Until immediately prior to the time Merger Sub purchases Shares pursuant to the Offer, it is not anticipated that Merger Sub will have any significant assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the Contemplated Transactions.

        IG Design aims to be at the forefront of product design and innovation and to develop the best designs for innovative and quality products, while maintaining a focus on value and consumer appeal. Headquartered in the United Kingdom, IG Design operates its business globally.

        Pursuant to the Merger Agreement, the Purchasing Parties have received gross proceeds of $70.6 million from the sale of Placing Shares in the first tranche of the Equity Financing on January 24, 2020 and have obtained irrevocable commitments for the sale of the Placing Shares in the second tranche of the Equity Financing for an additional $84.2 million in gross proceeds to IG Design. See Section 9—"Source and Amount of Funds."

        Certain Relationships Between the Purchasing Parties.    Except as described in this Offer to Purchase, (i) none of the Purchasing Parties nor, to the best knowledge of any Purchasing Party after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of any Purchasing Party, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of the Purchasing Parties nor, to the best knowledge of any

Purchasing Party after reasonable inquiry, any of the persons or entities referred to above nor any director, executive officer, controlling person or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past sixty (60) days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Purchasing Parties or any of their respective subsidiaries nor, to the best knowledge of any Purchasing Party after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, has any present or proposed material agreement, arrangement, understanding or relationship with the Company or any of its executive officers, directors, controlling persons or subsidiaries. Except as provided in the Merger Agreement, or as otherwise described in this Offer to Purchase, none of the Purchasing Parties nor, to the best knowledge of any Purchasing Party after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement, or understanding with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finders' fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchasing Parties nor, to the best knowledge of any Purchasing Party after reasonable inquiry, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between any Purchasing Party, or any of their respective subsidiaries or, to the best knowledge of any Purchasing Party after reasonable inquiry, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of the Company's securities, an election of the Company's directors or a sale or other transfer of a material amount of the Company's assets during the past two (2) years. None of the persons listed in Schedule I has, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I to this Offer to Purchase has, during the past five (5) years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

9.     Source and Amount of Funds.

        We estimate that the total funds needed to complete the Offer, the Merger and the Contemplated Transactions will be approximately $110.5, which includes the funds needed to (a) purchase all of the Shares tendered in the Offer and to pay the Company stockholders whose Shares are converted into the right to receive the Merger Consideration in the Merger, (b) for the payment of the Company Option Consideration, the Company Restricted Stock Consideration, the Company RSU Consideration and the Company PSU Consideration (in each case, as defined below) and (c) for the payment of the total amount required to be paid to fully satisfy all outstanding and unpaid principal, interest, prepayment premiums, penalties, breakage costs, attorneys' fees and other costs and expenses, or similar outstanding and unpaid obligations related to all indebtedness and other obligations owed under the Existing Company Credit Agreement as of the anticipated Closing Date (and the daily accrual thereafter) that is specified in the Payoff Letters. It is expected that such amount will be funded with a combination of cash on hand and the proceeds of the Equity Financing (as defined above).

        As of September 30, 2019, IG Design had cash and cash equivalents of $154.6 million.

        On January 20, 2020, IG Design entered into the Placing Agreement with Canaccord Genuity Limited as placement agent pursuant to which IG Design commenced the Equity Financing of the Placing Shares for gross proceeds to IG Design of up to approximately $154.8 million after deducting placement agent fees and offering expenses. As of January 24, 2020, IG Design had received irrevocable commitments to purchase all 17,291,067 Placing Shares in the Equity Financing. The sale of Placing Shares in the Equity Financing will be completed in two tranches. In first tranche of the Equity Financing, IG Design completed the sale of 7,887,347 Placing Shares for approximately $70.6 million in gross proceeds on January 24, 2020. IG Design has received irrevocable commitments from investors to purchase the 9,403,720 Placing Shares to be issued and sold in the second tranche of the Equity Financing for gross proceeds to IG Design of approximately $84.2 million. The second tranche of the Equity Financing is subject to the approval by the stockholders of IG Design of the issuance of the 9,403,720 Placing Shares in the second tranche of the Equity Financing at the General Meeting. Under IG Design's Articles of Association and the Companies Act 2006 of the United Kingdom, stockholders of IG Design also have certain preemptive rights that may be exercised with respect to the second tranche of the Equity Financing. IG Design is seeking a waiver of these preemptive rights at the General Meeting. The foregoing summary of certain provisions of the Equity Financing is qualified by reference to the Placing Agreement, which is incorporated herein by reference. We have filed a copy of the Placing Agreement as Exhibit (a)(5(B) to the Schedule TO, which is incorporated herein by reference.

        IG Design has agreed that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the resolution of IG Design's stockholders to approve, and waive all applicable pre-emptive rights in connection with, the Placing Shares to be issued and sold in the second tranche of the Equity Financing. Assuming IG Design stockholders approve the issuance of the Placing Shares to be issued and sold in the second tranche of the Equity Financing at the General Meeting, IG Design expects to complete the sale of the 9,403,720 Placing Shares in the second tranche of the Equity Financing for approximately $84.2 million in gross proceeds on or about February 12, 2020.

        Assuming the completion of the second tranche of the Equity Financing, we will have as of the Closing Date sufficient available funds, including all available funds of IG Design, the Company and their respective subsidiaries, to enable Parent and Merger Sub, as the case may be, to consummate the Offer and the Merger and to make all payments required to be made in connection therewith, including the payment of the aggregate Merger Amounts.

        Other than as discussed in this Section 9 or as otherwise referenced or set forth herein, there are no alternative financing arrangements or alternative financing plans.

10.   Background of the Offer; Past Contacts or Negotiations with the Company.

        From November 15 through December 6, 2018, Christopher J. Munyan, the President and Chief Executive Officer ("CEO") of the Company and a member of the Company's board of directors, informally corresponded with Paul Fineman, the CEO and a director of IG Design, about scheduling a meeting to discuss potential business opportunities and entering into a confidentiality agreement prior to such meeting.

        On December 7, 2018, IG Design and the Company entered into a nondisclosure agreement (the "NDA") in connection with a possible strategic between the two companies.

        On December 17, 2018 Mr. Fineman, Giles Willits, the chief financial officer ("CFO") and a director of IG Design, and Mr. Munyan met for lunch at which Mr. Munyan provided a general update on the Company's business and Mr. Fineman and Mr. Willits expressed an interest in IG Design's possible acquisition of some or all of the Company. Mr. Muynan expressed that the Company was not for sale but that he would discuss the matter with Rebecca Matthias, the Company's Chairman of the Board.

        On February 7, 2019, Mr. Fineman corresponded with Mr. Munyan advising him that the IG Design board of directors would be meeting with its financial advisors on February 26, 2019 to review the terms of a draft transaction proposal.

        On March 1, 2019, Mr. Munyan had a teleconference with Mr. Fineman during which Mr. Fineman verbally provided IG Design's proposal for a possible acquisition of 100% of the equity interests of the Company for an enterprise value based upon a multiple of 5-6 times Earnings Before Interest, Tax, Depreciation and Amortization ("EBITDA"). Neither a specific purchase price nor details about IG Design's financing were discussed.

        On March 8, 2019, an initial written indication of interest letter (the "March 8 Offer Letter") was transmitted by e-mail by Mr. Fineman to Mr. Munyan. The letter stated an interest to enter into discussion regarding a 100% cash consideration acquisition of the Company by IG Design. An Enterprise Value range was provided (5-6x EBITDA) The March 8 Offer Letter did not contain a specific proposed purchase price or disclose details about IG Design's ability to finance a proposed transaction.

        On March 11, 2019, Mr. Fineman and Mr. Willits had a phone call with Mr. Munyan to discuss the March 8 Offer Letter and timing around next steps. Mr. Munyan stated the letter would be considered by the Company's board of directors at its next meeting.

        On March 28, 2019, Mr. Munyan and Keith Pfeil, the Company's then-CFO, had a call with Mr. Fineman and Mr. Willits to further discuss a potential transaction between IG Design and the Company.

        On April 3, 2019, Mr. Fineman had a call with Mr. Munyan in which they discussed information requirements that would assist IG Design in understanding the potential valuation ranges for the Company.

        On April 10, 2019, Mr. Munyan had a call with Mr. Fineman to discuss various matters about the Company and the potential transaction.

        On April 29, 2019, Mr. Fineman and Mr. Willits met with Mr. Munyan, Ms. Matthias, Mr. Pfeil and William Kiesling, Vice President—Legal and Licensing and General Counsel of the Company, at the Philadelphia, PA offices of Morgan Lewis & Bockius, LLP ("Morgan Lewis"), the Company's outside legal counsel, to discuss the terms of the March 8 Offer Letter.

        From May 24 to June 12, 2019, the Company and Guggenheim Securities provided IG Design with confidential information related to an information request list from IG Design.

        On June 20, 2019, Mr. Munyan and representatives of Guggenheim Securities met with Messrs. Fineman and Willits, John Dammermann, the CEO of Impact Innovations Inc., and Gideon Schlessinger, the President and CEO of Parent, to further discuss the Company and a potential acquisition by IG Design.

        On June 27, 2019, Mr. Munyan had a teleconference with Messrs. Fineman and Willits to further discuss the Company and a potential acquisition by Design Group.

        On July 10, 2019, representatives from Guggenheim Securities had a teleconference with representatives from Canaccord Genuity Limited ("Canaccord Genuity"), IG Design's investment banker, regarding the potential transaction with the Company.

        On July 29, 2019, an updated indication of interest was transmitted by Mr. Fineman to Mr. Munyan by e-mail (the "July 29 Offer Letter"). The July 29, 2019 Offer Letter implied a purchase price of $8.16 per share. The July 29 Offer Letter also disclosed that IG Design would finance the proposed transaction with a combination of existing debt facilities and equity financing, with such equity financing potentially requiring IG Design's stockholders to approve the disapplication of pre-emptive rights.

        On July 30, 2019, representatives of Guggenheim Securities had a call with Mr. Fineman to discuss certain aspects of the July 29 Offer Letter.

        On August 5, 2019, Mr. Fineman responded to an e-mail from Guggenheim Securities clarifying certain aspects of the July 29 Offer Letter.

        On September 17, 2019, a financial update was provided by Guggenheim Securities to Mr. Fineman and Mr. Willits.

        On September 18, 2019, Mr. Fineman and Mr. Schlessinger met with Mr. Munyan and Ms. Matthias to further discuss the July 29 Offer Letter.

        Between September 17, 2019, and October 2, 2019, Mr. Fleet of Canaccord Genuity and Michael Gottlieb of Guggenheim Securities had a number of phone conversations to discuss value related items and the expectation that IG Design would deliver an updated offer letter.

        On September 19, 2019, Mr. Munyan and representatives from Guggenheim Securities met with Messrs. Fineman, Willits and Schlessinger to discuss the potential transaction.

        On October 2, 2019, Mr. Fineman deliver to the Company an updated indication of interest letter offering $9.20 a share for the Company (the "October 2 Offer Letter"), based on an average net debt assumption of $25 million for the fiscal year ending March 31, 2020. The October 2 Offer Letter also disclosed that IG Design would finance the proposed transaction with a combination of existing debt facilities and equity financing, with such equity financing potentially requiring IG Design's stockholders to approve the disapplication of pre-emptive rights.

        On October 21, 2019, Guggenheim Securities had a call with Canaccord Genuity during which Canaccord Genuity informed Guggenheim Securities that IG Design was prepared to offer $9.40 per share.

        On October 23, 2019, IG Design submitted to the Company a revised indication of interest letter, indicating a $9.40 share price (the "October 23 Offer Letter"). The October 23 Offer Letter assumed averages net debt of $28 million through the Company's fiscal year ending March 31, 2020. The October 23 Offer Letter granted IG Design negotiating exclusivity with the Company until December 16, 2019.

        From October 23 through October 31, representatives of Guggenheim Securities and Canaccord Genuity corresponded regarding terms of the October 23 Offer Letter.

        On October 29, 2019, Mr. Fineman and Mr. Munyan had a teleconference to discuss the final terms of the October 23 Offer Letter.

        On October 31, 2019, IG Design submitted to the Company a revised and final version of the October 23 Offer Letter dated as of October 31, 2019 (as so revised, the "Final Offer Letter") that was executed by the Company and IG Design. Concurrently with the execution of the October 23 Offer Letter, the Company and IG Design also entered into an amendment to the NDA to provide for standstill restrictions in favor of the Company until December 31, 2020 and non-solicit restrictions in favor of the Company until April 1, 2021.

        On November 6, 2019, Canaccord Genuity held a kick off call with Guggenheim Securities to discuss process, timetable and workstreams.

        On November 7, 2019, representatives of the Company and IG Design, together with their respective legal and financial advisors, participated in a teleconference to begin the due diligence process.

        On November 12, 2019, Lance Burn, IG Design's Executive Director, toured the Company's Berwick, Pennsylvania facilities with Mr. Munyan and a representative from Guggenheim Securities.

        On November 13, Emily Thomas-Hey, IG Design's Manufacturing & Operations Director, toured the Company's Shorewood, Illinois facility with representatives from the Company and a representative from Guggenheim Securities.

        From November 18 through 22, 2019, Messrs. Fineman, Willets, Dammermann and Geoffrey Sanderson, IG Design's independent marketing consultant, toured several of the Company's offices and facilities and engaged in several meetings with the Company's management team and representatives from Guggenheim Securities.

        On November 19, 2019, Design Group's U.S. legal counsel, Seyfarth Shaw LLP ("Seyfarth"), distributed to Morgan Lewis an initial draft of the Merger Agreement. The draft reflected, among other things, (i) the structure of the transaction as a cash tender offer followed immediately by a merger, (ii) a non-solicitation provision pursuant to which, after signing the Merger Agreement, the Company would be restricted from soliciting an alternative transaction, (iii) the circumstances in which the Company could provide diligence to and negotiate with a party making an unsolicited acquisition proposal that constitutes or could reasonably lead to a superior proposal, (iv) the circumstances under which the Company would be obligated to pay a termination fee to IG Design in the amount of $3,300,000, and (v) the circumstances under which IG Design would be obligated to pay a termination fee to the Company in the amount of $3,300,000.

        On November 27, 2019, Morgan Lewis provided Seyfarth with a revised draft of the Merger Agreement, which proposed a number of changes to the draft circulated by Seyfarth, including with respect to the "fiduciary-out" termination provisions and the size of the termination fee to be paid in the event that, among other things, the Company terminated the Merger Agreement to enter into a superior transaction or the Company board of directors changed its recommendation of the Offer.

        From December 12 through 24, 2019, Morgan Lewis and Seyfarth continued to negotiate the Merger Agreement and exchanged drafts of the Merger Agreement and the disclosure schedules. Negotiations included the size of the termination fee, the reverse termination fee that IG Design must pay in certain circumstances, matters related to IG Design's financing of the Contemplated Transactions, the representations and warranties to be made by the Company, the exceptions to the definition of "Company Material Adverse Effect," the interim operating restrictions and provisions relating to employees.

        On December 23, 2019, Mr. Fineman contacted Mr. Munyan to confirm the $9.40 per share offer price.

        On December 23 2019, IG Design and the Company entered into an addendum to the Final Offer Letter to extend exclusivity from December 23, 2019, through and until January 17, 2020.

        From January 7 through 17, 2020, Morgan Lewis and Seyfarth exchanged drafts of the Merger Agreement and the disclosure schedules and engaged in discussions about refinements to both documents.

        On January 6, 2020, Canaccord Genuity commenced the process of wall-crossing investors for the Equity Financing, with investor meetings occurring from January 8, 2020 through January 15, 2020.

        On January 10, 2020, Mr. Munyan emailed Mr. Fineman a copy of the Company's proposed communications plan and communications script.

        On January 20, 2020, a federal holiday in the United States, following the closing of trading on the London Stock Exchange, the Company, IG Design, Parent and Merger Sub executed the Merger Agreement. Substantially concurrently with the execution of the Merger Agreement, the Company and IG Design each issued a press release announcing the transaction.

        On January 31, 2020, Merger Sub commenced the Offer and Merger Sub, Parent and IG Design filed the Schedule TO, including this Offer to Purchase.

11.   The Merger Agreement.

        The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 7—"Certain Information Concerning the Company." Capitalized terms used but not defined in this Section 11 will have the respective meanings given to them in this Offer to Purchase. Stockholders of the Company and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

The Merger Agreement.

        The Merger Agreement has been provided solely to inform investors of its terms. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement (the "Parties") and may be intended not as statements of fact, but rather as a way of allocating risk among the Parties. In addition, such representations, warranties and covenants were qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. Other than the indemnification provisions of the Merger Agreement (which are discussed in "Indemnification of Officers and Directors" below), certain portions of the Merger Agreement related to financing matters, and the rights of the Company's stockholders to receive the Merger Consideration and the holders of certain equity awards to receive the consideration described in the Merger Agreement, nothing in the Merger Agreement confers any rights or remedies upon any person other than the Parties. The Company's stockholders and other investors are not entitled to, and should not, rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Merger Sub, IG Design or any of their respective subsidiaries or affiliates.

The Offer.

        The Merger Agreement provides that Merger Sub will commence the Offer to purchase all of the Shares at the Offer Price equal to $9.40, net to the seller in cash, without interest, subject to any deduction or withholding of taxes required by applicable law, as promptly as practicable after the date of the Merger Agreement, (subject to the satisfaction, or waiver by Merger Sub, of the Offer Conditions that are described in Section 15—"Conditions of the Offer," Merger Sub will (and Parent will cause Merger Sub to) consummate the Offer in accordance with its terms and accept for payment and pay for (by delivery of funds to the depositary for the Offer) all Shares validly tendered and not properly withdrawn pursuant to the Offer at or as promptly as practicable following the Expiration Time (and in any event no later than the second business day immediately following the date on which the Expiration Time occurs). Unless extended in accordance with the terms of the Merger Agreement, the expiration time of the Offer will be one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020.

Terms and Conditions of the Offer.

        The obligations of Merger Sub to, and Parent to cause Merger Sub to, accept for payment, and pay for, any Shares validly tendered and not properly withdrawn pursuant to the Offer are subject to the Offer Conditions described in Section 15—"Conditions of the Offer." The Offer Conditions, other than the Minimum Condition, the Termination Condition and the Antitrust Condition, are for the sole benefit of Merger Sub and Parent. Merger Sub expressly reserves the right, in its sole discretion, to (i) increase the Offer Price, (ii) waive any Offer Condition (other than the Minimum Condition, the Termination Condition and the Antitrust Condition) and (iii) modify the terms of the Offer not inconsistent with the Merger Agreement; provided, however, that without the prior written consent of the Company, Merger Sub will not (A) decrease the Offer Price, (B) change the form of consideration payable in the Offer, (C) reduce the number of Shares purchased in the Offer, (D) amend, modify or waive the Minimum Condition, the Termination Condition or the Antitrust Condition, (E) add to the Offer Conditions, modify or change any Offer Condition in a manner adverse in any material respect to any holders of Shares, (F) provide for a "subsequent offering period" (or any extension thereof) in accordance with Rule 14d-11 promulgated under the Exchange Act, (G) reduce the time period during which the Offer shall remain open, (H) extend the Expiration Time other than in accordance with the Merger Agreement or (I) modify, supplement or amend any other term or condition of the Offer in a manner adverse in any material respect to any holders of Shares (other than Parent, Merger Sub and their respective affiliates) or the Company.

Expiration and Extension of the Offer.

        Unless extended in accordance with the terms of the Merger Agreement, the expiration time of the Offer will be one minute after 11:59 p.m., Eastern Standard time, on February 28, 2020. The Merger Agreement provides that, if on any scheduled Expiration Time any Offer Condition (including the Minimum Condition) is not satisfied (other than the Officer Certificate Condition, which by its nature is to be satisfied at the Expiration Time) or, in Merger Sub's sole discretion, waived (if such Offer Condition is permitted to be waived pursuant to the Merger Agreement and applicable law), then Merger Sub will extend the Offer for successive periods of time of up to five (5) business days each (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) (or such longer period as IG Design, Parent, Merger Sub and the Company may agree) in order to permit the satisfaction of such conditions; provided, however, that if at any scheduled Expiration Time the only unsatisfied Offer Condition is the Minimum Condition (other than the Officer Certificate Condition, which by its nature is to be satisfied at the Expiration Time), (i) Merger Sub will not be required to extend the Offer for more than a total of twenty (20) business days (calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) and (ii) if prior to any scheduled Expiration Time on or after such twentieth (20th) business day referred to in the foregoing clause (i) Merger Sub has received from the Company a written notice of the Company's election that Merger Sub not so extend the Offer, Merger Sub will not (and Parent will not permit Merger Sub to) extend the Offer beyond such scheduled Expiration Time.

        Notwithstanding anything to the contrary in the foregoing, (a) Merger Sub will not be required to, and without the Company's written consent will not, extend the Offer to a date later than the Termination Date, (b) subject to the following clause (c), Merger Sub will not, without the Company's prior written consent, extend the Offer if all Offer Conditions have been satisfied and (c) Merger Sub will extend the Offer for any period or periods required by applicable law, including applicable rules, regulations, interpretations or positions of the SEC or its staff, or the New York Stock Exchange.

        Merger Sub will not, and Parent will not permit Merger Sub to, terminate the Offer prior to any scheduled Expiration Time without the prior written consent of the Company other than in connection with a valid termination of the Merger Agreement. If the Merger Agreement is validly terminated, Merger Sub will promptly (and in any event within one (1) business day) irrevocably and unconditionally terminate the Offer and will not acquire any Shares pursuant thereto. If the Offer is validly terminated prior to the Acceptance Time, Merger Sub will promptly return, and cause any depositary acting on behalf of Merger Sub to return, in accordance with applicable law, all tendered Shares to the registered holders thereof.

Recommendation.

        The Company Board has (i) determined that the Offer, the Merger and the other Contemplated Transactions are fair to and in the best interests of the Company's stockholders, (ii) approved and declared advisable the Merger Agreement and the Contemplated Transactions and (iii) subject to the terms and conditions set forth in the Merger Agreement, resolved to recommend that the Company's stockholders accept the Offer and tender their Shares to Merger Sub in the Offer.

The Merger.

        Upon the terms and subject to the satisfaction or written waiver of the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the DGCL, at the Merger Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the Merger as the Surviving Corporation. As a result of the Merger, the Surviving Corporation will be a wholly owned subsidiary of Parent.

        The Parties will take all necessary and appropriate actions to cause the Merger to become effective immediately following the Offer Closing without a meeting of the stockholders of the Company to vote on the adoption of the Merger Agreement in accordance with Section 251(h) of the DGCL. The Merger will be effective at the time a certificate of merger is filed with the Secretary of State of the State of Delaware (or such later time as may be agreed by the Parties and is specified in such certificate of merger) and will have the effects set forth in the Merger Agreement and in the applicable provisions of the DGCL. In the event the Merger is not permitted to be effected pursuant to Section 251(h) of the DGCL for any reason, then the Parties will take all reasonable actions necessary to cause the consummation of the Merger as promptly as practicable after the Offer Closing.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.

        The certificate of incorporation of the Company immediately prior to the Merger Effective Time will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares, amended and restated in its entirety as set forth in an exhibit to the Merger Agreement, and, as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter duly amended. The bylaws of Merger Sub immediately prior to the Merger Effective Time will be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of Shares, the bylaws of the Surviving Corporation until thereafter duly amended. The directors of Merger Sub immediately prior to the Merger Effective Time will be the initial directors of the Surviving Corporation, each to hold office in accordance with the charter and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Merger Effective Time will be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director's or officer's earlier death, resignation or removal.

Conditions to the Merger.

        The respective obligations of the Parties to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable law) by the mutual written consent of Parent and the Company at or prior to the Merger Effective Time of each of the following conditions:

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  Merger Sub shall have accepted for payment, or caused to be accepted for payment, all Shares validly tendered and not withdrawn in the Offer.

  •
  No applicable law or governmental order shall have been promulgated, entered, enforced, enacted or issued or be applicable to the Merger by any governmental authority of competent jurisdiction that prohibits, restrains or makes illegal the consummation of the Merger.

Merger Consideration; Conversion of Shares; Conversion of Common Stock of Merger Sub.

        At the Merger Effective Time, all Shares that are owned, directly or indirectly, by Parent or Merger Sub or the Company (including shares held as treasury stock or otherwise) or Merger Sub immediately prior to the Merger Effective Time shall be automatically cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the "Cancelled Shares").

        At the Merger Effective Time, each Share that is issued and outstanding immediately prior to the Merger Effective Time (other than (A) Cancelled Shares, (B) Options, Company Restricted Stock, Company RSUs, and Company PSUs and (C) Shares owned by a holder entitled to demand and who has properly demanded appraisal for such Shares in accordance with Section 262 of the DGCL) will be converted into the right to receive the Merger Consideration, less any applicable withholding tax. As of the Merger Effective Time, all Shares so converted into the right to receive the Merger Consideration will automatically be cancelled and will cease to exist, and each holder of a Certificate that immediately prior to the Merger Effective Time represented any such Shares or Shares held in book-entry form will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and as provided by the Merger Agreement or applicable law.

        At the Merger Effective Time, by virtue of the Merger, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Merger Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Treatment of Company Options.

        The Merger Agreement provides that, at the Merger Effective Time, each Option that is outstanding immediately prior to the Merger Effective Time, whether vested or unvested, will, automatically and without any required action on the part of the holder thereof, be cancelled, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash, equal to the product of (i) the excess, if any, of (A) the Offer Price over (B) the per-share exercise price of such cancelled Option, multiplied by (ii) the total number of Shares issuable upon the exercise of such Option immediately prior to the Merger Effective Time; provided, that, if the per-share exercise price of any such Option exceeds the Offer Price, such Option will be cancelled without any cash payment or other consideration being made in respect thereof. The Surviving Corporation will pay the Company Option Consideration to each holder of an Option, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time.

Treatment of Company Restricted Stock.

        The Merger Agreement provides that, at the Merger Effective Time, each share of Company Restricted Stock that is outstanding immediately prior to the Merger Effective Time will vest in full and become free of restrictions and any repurchase rights applicable thereto will lapse, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the Offer Price, payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation as soon as reasonably practicable following the Merger Effective Time.

Treatment of Company Restricted Stock Units.

        The Merger Agreement provides that, at the Merger Effective Time, each Company RSU that is outstanding immediately prior to the Merger Effective Time will vest in full and become free of restrictions and any repurchase rights applicable thereto will lapse, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the product of (i) the total number of Shares subject to such Company RSU immediately prior to the Merger Effective Time, multiplied by (ii) the Offer Price, payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation, as soon as reasonably practicable following the Merger Effective Time; provided that, notwithstanding anything to the contrary contained in this paragraph, if required to comply with applicable law, the consideration payable for any Company RSU will be paid on the settlement date for such Company RSU specified under the terms of the applicable award agreement.

Treatment of Company Performance Stock Units.

        The Merger Agreement provides that, at the Merger Effective Time, each Company PSU that is outstanding immediately prior to the Merger Effective Time will be cancelled, and the holder thereof will become entitled to receive, in full satisfaction of the holder's rights with respect thereto, an amount in cash equal to the product of (i) the target number of units underlying such Company PSU, multiplied by (ii) the Offer Price, payable, less any applicable withholding taxes, through the payroll of the Surviving Corporation, as soon as reasonably practicable following the Merger Effective Time; provided that, notwithstanding anything to the contrary contained in this paragraph, if required to comply with applicable law, the consideration payable for any Company PSU will be paid on the settlement date for such Company PSU specified under the terms of the applicable award agreement.

Payment of Merger Consideration.

        Parent has entered into a customary paying agent agreement with American Stock Transfer & Trust Company, LLC (the "Paying Agent"). Prior to the Merger Effective Time, Parent will deposit with the Paying Agent cash in an aggregate amount necessary to pay the Merger Consideration (the "Merger Fund").

        Parent will instruct the Paying Agent to mail, as soon as reasonably practicable after the Merger Effective Time, and in any event not later than the third business day after the date of the consummation of the Merger, to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such duly executed letter of transmittal and any other documents as may reasonably be required by the Paying Agent, Parent will cause the Paying Agent to pay the aggregate Merger Consideration in respect thereof and the Certificate so surrendered will be cancelled. Any holder of book-entry shares will not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration to which such holder is entitled. In lieu thereof, each record holder of one or more book-entry shares whose Shares were converted into the right to receive Merger Consideration will automatically upon the Merger Effective Time be entitled to receive, and Parent will cause the Paying Agent to pay the aggregate Merger Consideration in respect thereof to such holder.

        Any portion of the Merger Fund that remains undistributed to the former holders of Shares on the sixth-month anniversary of the Merger Effective Time will, subject to any abandoned property, escheat or similar applicable law, be delivered to the Surviving Corporation, upon demand, and any former holders of Shares who have not theretofore complied with the Merger Agreement in respect of the delivery of Merger Consideration will thereafter only be able to look to the Surviving Corporation for payment of their claim for the Merger Consideration.

        Each of Parent, the Surviving Corporation or the Paying Agent are entitled to deduct and withhold from any consideration otherwise payable to any former holder of Shares pursuant to the Merger Agreement any applicable withholding taxes or other deductions required by applicable law.

Appraisal Shares

        The Merger Agreement provides that Shares that are outstanding immediately prior to the Merger Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such shares ("Appraisal Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL ("Section 262") will not be converted into the Merger Consideration under the terms of the Merger Agreement, but rather the holders of Appraisal Shares will be entitled to payment by the Surviving Corporation of the "fair value" of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Merger Effective Time into, and to have become exchangeable solely for, the Merger Consideration. The Company must provide prompt notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands and any other instruments served pursuant to Section 262 received by the Company. Parent will have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Merger Effective Time, the Company may not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Representations and Warranties.

        The Merger Agreement contains representations and warranties of the Company, Parent, Merger Sub and IG Design.

        In the Merger Agreement, the Company has made representations and warranties (qualified by reference to the Company's SEC filings and the confidential disclosure letter (the "Company Disclosure Letter") delivered by the Company to Parent and Merger Sub) to Parent, IG Design and Merger Sub with respect to, among other things:

  •
  due incorporation, valid existence, good standing and authority to carry on business;

  •
  authority to enter into and perform obligations under the Merger Agreement;

  •
  capital structure and ownership of subsidiaries;

  •
  absence of conflicts with or violations of governance documents, other obligations or laws;

  •
  board approval obtained;

  •
  governmental consents and approvals;

  •
  financial statements, SEC filings, disclosure controls and procedures, internal accounting controls and undisclosed liabilities;

  •
  inventory;

  •
  absence of certain changes or events;

  •
  absence of investigations or litigation;

  •
  accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Contemplated Transactions;

  •
  compliance with applicable laws;

  •
  intellectual property matters;

  •
  interests in real property;

  •
  employee benefit and labor matters;

  •
  tax matters;

  •
  material contracts;

  •
  environmental matters;

  •
  title to assets;

  •
  action by the Company to ensure that the Rights Agreement (as defined below) will not prohibit (or result in any adverse effects as a result of) the Contemplated Transactions, and the absence of any other anti-takeover plan or similar device;

  •
  payment of fees to brokers or finders in connection with the Contemplated Transactions; and

  •
  the receipt by the board of an opinion of the Company's financial advisor.

        In the Merger Agreement, Parent, Merger Sub and IG Design have made representations and warranties (qualified by reference to the confidential disclosure letter delivered by Parent, Merger Sub and IG Design to the Company) to the Company with respect to, among other things:

  •
  due incorporation, valid existence, good standing and authority to carry on business;

  •
  authority to enter into and perform obligations under the Merger Agreement;

  •
  absence of conflicts with or violations of governance documents, other obligations or laws;

  •
  board and stockholder approvals obtained;

  •
  governmental consents and approvals;

  •
  financing commitments obtained or to be obtained in connection with the Contemplated Transactions;

  •
  absence of investigations or litigation;

  •
  accuracy of information supplied for use in this document and certain other disclosure documents to be filed with the SEC in connection with the Contemplated Transactions;

  •
  capitalization, operations and purpose of Merger Sub;

  •
  payment of fees to brokers or finders in connection with the Contemplated Transactions; and

  •
  ownership of Shares and Section 203 of the DGCL.

        None of the representations and warranties contained in the Merger Agreement will survive the consummation of the Merger. The Merger Agreement does not contain any post-closing indemnification with respect to these matters. Many of the representations and warranties contained in the Merger Agreement made by the Company are qualified as to the "knowledge" of certain employees of the Company, "materiality" or "Company Material Adverse Effect."

        Under the Merger Agreement, "Company Material Adverse Effect" means any event, circumstance, change in or effect on the Company and its subsidiaries that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or the ability of the Company to consummate the Offer, the Merger and the other Contemplated Transactions on a timely basis. However, any events, occurrences, facts, conditions, or changes that arise out of, relate to, or result from the following, either alone or in combination, will not be deemed to constitute a "Company Material Adverse Effect":

  •
  changes generally affecting the economy, financial, credit or securities markets;

  •
  the announcement or pendency of the Contemplated Transactions;

  •
  any occurrence, outbreak, escalation or worsening of war or any act of terrorism;

  •
  (1) the failure by the Company and its subsidiaries to meet any internal or other estimates, expectations, forecasts, plans, performance measures, projections, budgets, operating statistics or revenue or earnings predictions for any period or (2) any change in the Company's stock price or trading volume (it being understood in the case of each of (1) and (2) above that the underlying cause of, or factors contributing to, such failure or change may be taken into account in determining whether a Company Material Adverse Effect has occurred);

  •
  general conditions in the industry in which the Company and its subsidiaries operate;

  •
  earthquakes, hurricanes, tsunamis, tornadoes, floods or other natural or man-made disasters, weather-related conditions, explosions or fires, or any force majeure events;

  •
  changes or modifications in GAAP, other applicable accounting standards or applicable law or the interpretation or enforcement thereof; or

  •
  any action taken by the Company as expressly required by the terms of the Merger Agreement.

        Notwithstanding the foregoing, the categories of exclusions described in the first, third, fifth, sixth or seventh bullets above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company and its subsidiaries, taken as a whole, compared to other participants in the industries in which the Company and its subsidiaries conduct their businesses.

        Some of the representations and warranties in the Merger Agreement made by Parent and Merger Sub are qualified as to the "knowledge" of individuals, "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, "Parent Material Adverse Effect" means any event, circumstance, change in or effect that would prevent or materially delay, interfere with, impair or hinder the consummation by IG Design, Parent, or Merger Sub of the Offer, the Merger and the other Contemplated Transactions in accordance with the terms of the Merger Agreement.

Conduct of Business Pending the Merger.

        The Company has undertaken to perform customary covenants in the Merger Agreement that place restrictions on it and its subsidiaries until the Merger Effective Time. In general, the Company has agreed that, prior to the Merger Effective Time, except as contemplated by the Contemplated Transactions, required by applicable law or consented to by Parent (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions as set forth in the Company Disclosure Letter, it will use commercially reasonable efforts to (i) conduct its and its subsidiaries' business in the ordinary course consistent with past practice; and (ii) preserve intact in all material respects the business organization and assets of such business, including by using commercially reasonable efforts to (a) keep available the services of their key employees and (b) preserve the goodwill and current relationships with customers, suppliers, distributors, licensors, licensees and other persons with which they have business relations.

        In addition, the Company has agreed that, prior to the Merger Effective Time, except as contemplated by the Contemplated Transactions, required by applicable law, or consented to by Parent (which consent may not be unreasonably withheld, conditioned or delayed), subject to certain agreed exceptions set forth in the Company Disclosure Letter, the Company will not, and will cause its subsidiaries not to, take any of the following actions:

  •
  (A) issue, sell or dispose of or (B) authorize the issuance, sale or disposition of any shares of any class of capital stock, or other ownership interests, of the Company or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest of the Company or any of its subsidiaries, other than, as applicable, (1) any such transaction by a directly or indirectly wholly owned subsidiary of the Company which remains a directly or indirectly wholly owned subsidiary of the Company after consummation of such transaction or (2) upon the exercise or settlement of, or as otherwise required by, any Options, Company RSUs, awards of Company Restricted Stock or Company PSUs granted pursuant to the Company Stock Plans and, in each case, outstanding on the date of the Merger Agreement, in accordance with their terms in effect on the date of the Merger Agreement or thereafter granted in accordance with the Merger Agreement;

  •
  (A) sell, pledge or dispose of, (B) grant or permit an encumbrance to exist on or (C) authorize the sale, pledge or disposition of, or granting or placing an encumbrance on, any assets of the businesses of the Company and its subsidiaries, except (1) dispositions of obsolete or worn-out assets that are no longer used or useful in the operation or conduct of the businesses of the Company or its subsidiaries and (2) certain permitted encumbrances, including encumbrances to secure certain indebtedness permitted to be incurred under the Merger Agreement;

  •
  amend or restate the articles or certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of its material subsidiaries;

  •
  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any of its capital stock except for dividends or distributions by any directly or indirectly wholly owned subsidiary of the Company;

  •
  (A) acquire or dispose of (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof;

  •
  make any loans or advances or capital contribution to, or investment in, any person other than the Company or any of its subsidiaries;

  •
  (A) grant any increase in the base salaries, target bonus opportunity, or other benefits payable by the Company or its subsidiaries to any of its employees, (B) adopt, terminate, accelerate the timing of payments or vesting under, or otherwise amend or supplement, any Company benefit plan, (C) adopt any collective bargaining agreements or similar labor agreements or arrangements or (D) enter into or amend any employment, consulting, change in control, transaction-related bonus, retention, severance or termination agreement with any employee of the Company, other than, in the case of (A), (B) and (C), (1) as required by applicable law, (2) as required by any Company employee benefit plan or Company collective bargaining agreement or agreement with works councils or similar employee representative bodies, (3) grants of equity or equity-based awards pursuant to the Company's equity compensation plans as set forth in the Company Disclosure Letter, (4) in the ordinary course of business consistent with the past practices of the Company or its subsidiaries (including in the context of new hires or promotions based on job performance or workplace requirements) or (5) to the extent undertaken in connection with the implementation of a program that affects all similarly situated employees of the Company and/or its subsidiaries;

  •
  change any method of accounting or accounting practice or policy used by the Company as it relates to the businesses of the Company and its subsidiaries, other than changes required by GAAP, applicable law or a governmental authority;

  •
  other than in the ordinary course of business and consistent with past practice or as required by applicable law, (A) make any change (or file any such change) in any method of tax accounting or any annual tax accounting period, (B) make, change or rescind any tax election, (C) settle or compromise any tax liability or consent to any claim or assessment relating to taxes, (D) file any amended tax return or claim for refund, (E) enter into any closing agreement relating to taxes or (F) waive or extend the statute of limitations in respect of taxes, in each case, to the extent that doing so would reasonably be expected to result in a material incremental cost to Parent, the Company or any of their respective subsidiaries;

  •
  incur, guarantee or assume or otherwise become responsible for any indebtedness for borrowed money other than (A) indebtedness incurred under the Company's current credit facilities and the Credit Agreement, dated as of March 7, 2019, among CSS Industries, Inc., as borrower, certain subsidiaries of CSS Industries, Inc., as guarantors, JPMorgan Chase Bank, N.A., as administrative agent and as a lender, and Bank of America, N.A. and KeyBank National Association, as a lender, and the Global Intercompany Note, dated April 4, 2019, referenced therein, all as amended, restated, supplemented or otherwise modified from time to time prior to the date of, or otherwise in a manner not prohibited by the Merger Agreement, (B) indebtedness solely between or among the Company and its subsidiaries, (C) refinancings, replacements, extensions and renewals of existing indebtedness entered into in the ordinary course of business consistent with past practice, (D) indebtedness incurred in connection with the Contemplated Transactions, (E) letters of credit or similar arrangements entered into in the ordinary course of business consistent with past practice; (F) purchase money indebtedness and capital leases entered into in the ordinary course of business consistent with past practice, and (G) guarantees made by the Company or its subsidiaries in respect of the Company or any other of its subsidiaries;

    commence or settle any proceeding involving the payment of monetary damages by the Company or any of its subsidiaries of any amount exceeding $100,000 in the aggregate, other than (i) any proceeding brought against Parent or Merger Sub arising out of a breach or alleged breach of the Merger Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Company's most recent audited balance sheet; provided, that neither the Company nor any of its subsidiaries shall settle or agree to settle any proceeding which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company's business;

  •
  amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any material contract or any lease with respect to any material leased real property or owned real property, as the case may be, or any other material contract or lease;

  •
  fail to exercise any rights of renewal with respect to any real property lease unless the Company determines in good faith that a renewal would not be in its best interests;

  •
  abandon, disclaim, sell, assign or grant any material intellectual property of the Company and its subsidiaries, including failing to make filings or recordings and failing to pay required fees and taxes, except in the ordinary course of business and consistent with past practice;

  •
  grant to any third-party any exclusive license, enter into any covenant not to sue or disclose to any person any trade secret or confidential information with respect to any material intellectual property of the Company and its subsidiaries, except in the ordinary course of business and consistent with past practice;

  •
  fail to use commercially reasonable efforts to maintain (with insurance companies substantially as financially responsible as their existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent with the past practice of the business of the Company and its subsidiaries;

  •
  make any capital expenditures or other expenditures with respect to property, plant or equipment, other than in the ordinary course of business consistent with past practice and not exceeding $600,000 per calendar month; or

  •
  enter into any agreement to do any of the foregoing.

        In addition, from the date of the Merger Agreement until the Merger Effective Time, the Company will, and will cause each of its subsidiaries to use reasonable best efforts to, (i) prepare and timely file all material tax returns that it is required to file, (ii) timely pay all material taxes due and payable on such tax returns and (iii) promptly notify Parent of any notice of any material claim, action or proceeding, or any audit, in respect of any tax matters (or any significant developments with respect to ongoing claims, actions, proceedings or audits in respect of such tax matters).

No Solicitation of Transactions.

        The Merger Agreement contains detailed provisions restricting the Company's ability to seek certain alternative transactions. Under these provisions, the Company has agreed that it will not, and it will cause its affiliates and its affiliates' respective directors, officers, employees, attorneys, accountants, advisors or agents (each, a "representative") not to:

  •
  solicit, initiate, or knowingly encourage (including by way of furnishing non-public information), or take any other action to knowingly facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company stockholders) with respect to any Competing Company Transaction (as defined below);

  •
  enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Company Transaction;

  •
  agree to, approve, endorse, recommend or consummate any Competing Company Transaction;

  •
  enter into any agreement relating to a Competing Company Transaction; or

  •
  resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

        The Merger Agreement provides that the term, "Competing Company Transaction" means any transaction or series of related transactions (other than the Contemplated Transactions) that constitutes:

  •
  any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its subsidiaries, the assets of which represent over 20% of the total revenue or fair market value of the assets of the Company and its subsidiaries, taken as a whole;

  •
  any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that represent over 20% of the total revenue or fair market value of the assets of the Company and its subsidiaries, taken as a whole;

  •
  any sale, exchange, transfer or other disposition of more than 20% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company;

  •
  any tender offer or exchange offer that, if consummated, would result in any person or entity becoming the beneficial owner of more than 20% of any class of equity securities of the Company; or

  •
  any combination of the foregoing.

        The Company has also agreed to immediately cease or cause to be terminated all existing discussions or negotiations with any person (other than Parent and its affiliates) conducted prior to the execution of the Merger Agreement by such party or any of its representatives with respect to a Competing Company Transaction. The Company has also agreed not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it or one of its affiliates is a party in connection with a Competing Company Transaction, unless the Company Board determines in good faith, after consulting with outside legal counsel, that failure to take any such action would be inconsistent with the Company Board's fiduciary duties under applicable law. The Company has also agreed to, to cause its subsidiaries and to instruct its representatives to, request that each person (other than Parent and its affiliates) that has executed a confidentiality agreement with the Company in connection with that person's consideration of a Competing Company Transaction return or destroy all information required to be returned or destroyed under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce that person's obligation to do so.

        Under the Merger Agreement, the Company must promptly (and in any event after 24 hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Company Transaction, including any request for discussions or negotiations and any request for information relating to the Company or any of its affiliates or for access to the business, properties, assets, books or records of the Company or any of its affiliates. The notice must include the identity of the person making the proposal, inquiry, offer or request and a description of the proposal, inquiry, offer or request, including in reasonable detail any terms and conditions (if any) of the proposed Competing Company Transaction, and the Company must also promptly (and in any event within twenty-four (24) hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company has agreed that it will keep Parent reasonably informed of the status and reasonable details of (including discussion with respect thereto or amendments to) any proposal, inquiry, offer or request and any information requested of or provided by the Company. The Company has also agreed that it will substantially simultaneously provide to Parent any nonpublic information concerning the Company that may be made available to any other person in response to such a proposal, inquiry, offer or request (including discussion with respect thereto or amendments to) unless such information has previously been provided or made available by the Company to Parent.

        Despite the covenants described in foregoing paragraphs in this Section 11, at any time prior to the Acceptance Time, the Company may furnish information to, and enter into discussions and negotiations with, a person (or any of such person's representatives) who has made a written, bona fide proposal or offer with respect to a Competing Company Transaction that did not result from a material breach of the Merger Agreement by the Company if, prior to furnishing such information and entering into such discussions and negotiations:

  •
  the Company Board has determined, in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that the proposal or offer constitutes, or is reasonably likely to lead to, a Superior Proposal (which is described in the following paragraph);

  •
  the Company has provided written notice to Parent of its intent to furnish information or enter into discussions and negotiations with such person; or

  •
  the Company has obtained (to the extent not already obtained) from the person a confidentiality agreement with confidentiality terms that are, in the aggregate, no less favorable to the Company than those contained in the Company's confidentiality agreement with Parent and, promptly upon its execution, delivered to Parent a copy of the confidentiality agreement.

        The Merger Agreement provides that the term "Superior Proposal" means a written bona fide offer or proposal made by a third party with respect to a Competing Company Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after consulting with a financial advisor of internationally recognized reputation and external legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal (including availability of financing, and any changes to the terms of the Merger Agreement proposed by Parent in response to such offer or proposal, or otherwise) to be (1) more favorable from a financial point of view to the stockholders of the Company than the Contemplated Transactions and (2) reasonably expected to be consummated. For purposes of the definition of "Superior Proposal," each reference in the definition of "Competing Company Transaction" to "20%" shall be replaced with "60%".

Company Board Recommendation.

        The Company has agreed in the Merger Agreement that neither the Company Board nor any committee thereof will:

  •
  withdraw, qualify, modify, amend or fail to make, or publicly propose to withdraw, qualify, modify or amend, the Company Board Recommendation (or fail to include the Company Board Recommendation in the Schedule 14D-9);

  •
  make any public statement or take any action inconsistent with the Company Board Recommendation; or

  •
  approve or adopt, or recommend the approval or adoption of, or publicly propose to approve or adopt, a Competing Company Transaction.

        Any of the actions described in the foregoing bullet points constitutes a "Change in Recommendation."

        The Merger Agreement provides that the term "Intervening Event" means, with respect to the Company any material event, circumstance, change, effect, development, or condition occurring or arising after the date of the Merger Agreement that was not known to, nor reasonably foreseeable by, any member of the Company Board, as of or prior to the date of the Merger Agreement and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by the Company (or to be refrained from being taken by the Company) pursuant to, the Merger Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event: (a) a Competing Company Transaction; or (b) any change in the price, or change in trading volume, of the Shares (it being understood in the case of clause (b) that the underlying cause of, or factors contributing to, any such change may be taken into account in determining whether an Intervening Event has occurred).

        In response to an Intervening Event that has occurred after the date of the Merger Agreement but prior to the Offer Closing, the Company Board may effect a Change in Recommendation if: (x) prior to effecting the Change in Recommendation, the Company promptly notifies Parent, in writing, at least five (5) business days (the "Intervening Event Notice Period") before taking such action of its intent to consider such action (which notice shall not, by itself, constitute a Change in Recommendation), and which notice shall include a reasonably detailed description of the underlying facts giving rise to, and the reasons for taking, such action; (y) the Company shall, and shall cause its representatives to, during the Intervening Event Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of the Merger Agreement so that the underlying facts giving rise to, and the reasons for taking such action, ceases to constitute an Intervening Event, if Parent, in its sole discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Intervening Event Notice Period, there is any material development in an Intervening Event, the Intervening Event Notice Period shall be extended, if applicable, to ensure that at least three (3) business days remains in the Intervening Event Notice Period subsequent to the time the Company notifies Parent of any such material development (it being understood that there may be multiple extensions)); and (z) the Company Board determines in good faith, after consulting with outside legal counsel and a financial advisor of nationally recognized reputation, that the failure to effect such Change in Recommendation, after taking into account any adjustments made by Parent during the Intervening Event Notice Period, would be inconsistent with the Company Board's fiduciary duties to the Company or its stockholders under applicable law.

        If at any time prior to the Acceptance Time and in response to an offer or proposal for a Competing Company Transaction that did not result from a material breach of the Merger Agreement, the Company Board determines in its good faith judgment (after consulting with a financial advisor of nationally recognized reputation and outside legal counsel) that the offer or proposal is a Superior Proposal, and determines in its good faith judgment, after consulting with its outside legal counsel, that failure to make a Change in Recommendation with respect to the Superior Proposal would be inconsistent with its fiduciary duties to the Company and the Company stockholders under applicable law, then the Company Board may, with respect to such Superior Proposal, (x) make a Change in Recommendation or (y) terminate the Merger Agreement in order to enter into a definitive agreement providing for such Superior Proposal, but only if:

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  the Company provides written notice to Parent advising Parent that the Company Board has received a Superior Proposal promptly after the Company Board determines it has received a Superior Proposal, stating that the Company Board intends to make a Change in Recommendation or terminate the Merger Agreement and describing in reasonable detail the terms and conditions of the Superior Proposal, including a copy of the offer or proposal that constitutes the Superior Proposal;

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  Parent does not, within five (5) business days of receipt of the notice of a Superior Proposal described above, make a written offer to revise the terms of the Merger Agreement in a manner that the Company Board determines, in its good faith judgment, after consulting with a financial advisor of nationally recognized reputation and outside legal counsel, to be at least as favorable to the Company stockholders as the Superior Proposal;

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  during the five (5) business day period following delivery of the notice described above, the Company negotiates in good faith with Parent (to the extent Parent desires to negotiate) regarding any offer or proposal made by Parent to revise the terms of the Merger Agreement; and

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  if there is any amendment to the terms of the Superior Proposal during the five (5) business day period following delivery of the notice described above, the Company provides a new written notice of the material terms of such amended Superior Proposal giving Parent an additional two (2) business day period to make an offer or proposal to revise the terms of the Merger Agreement in a manner that the Company Board determines to be at least as favorable to the Company stockholders as the Superior Proposal, including with respect to the Company's obligations to negotiate in good faith with Parent.

        Subject to the Company's obligations as summarized above, nothing in the Merger Agreement prohibits the Company or the Company Board from (1) disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from issuing a "stop, look and listen" statement pending disclosure of its position thereunder, or (2) making any disclosure to its stockholders if the Company Board determines in good faith, after consultation with its outside legal counsel, that its failure to make such disclosure would be inconsistent with its fiduciary duties under applicable law; provided, however, that any such disclosure (other than issuance of a "stop, look and listen" or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) that addresses or relates to the approval, recommendation or declaration of advisability by the Company Board with respect to the Merger Agreement or an acquisition proposal will be deemed to be a Change in Recommendation unless the Company Board in connection with such communication publicly states that its recommendation with respect to the Merger Agreement has not changed.

Financing.

        As of September 30, 2019, IG Design had cash and cash equivalents of $154.6 million.

        On January 20, 2020, IG Design entered into the Placing Agreement with Canaccord Genuity Limited as placement agent pursuant to which IG Design commenced the Equity Financing of up to 17,291,067 of the Placing Shares for gross proceeds to IG Design of up to approximately $154.8 million after deducting placement agent fees and offering expenses. As of January 24, 2020, IG Design had received irrevocable commitments to purchase all 17,291,067 Placing Shares in the Equity Financing. The sale of Placing Shares in the Equity Financing will be completed in two tranches. In first tranche of the Equity Financing, IG Design completed the sale of 7,887,347 Placing Shares for approximately $70.6 million in gross proceeds on January 24, 2020. IG Design has received irrevocable commitments from investors to purchase the 9,403,720 Placing Shares to be issued and sold in the second tranche of the Equity Financing for gross proceeds to IG Design of approximately $84.2 million. The second tranche of the Equity Financing is subject to the approval by the stockholders of IG Design of the issuance of the 9,403,720 Placing Shares in the second tranche of the Equity Financing at the General Meeting. Under IG Design's Articles of Association and the Companies Act 2006 of the United Kingdom, stockholders of IG Design also have certain preemptive rights that may be exercised with respect to the second tranche of the Equity Financing. IG Design is seeking a waiver of these preemptive rights at the General Meeting. The foregoing summary of certain provisions of the Equity Financing is qualified by reference to the Placing Agreement, which is incorporated herein by reference. We have filed a copy of the Placing Agreement as Exhibit (a)(5)(B) to the Schedule TO, which is incorporated herein by reference.

        IG Design has agreed that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to obtain the resolution of IG Design's stockholders to approve, and waive all applicable pre-emptive rights in connection with, the Placing Shares to be issued and sold in the second tranche of the Equity Financing. Assuming IG Design stockholders approve the issuance of the Placing Shares to be issued and sold in the second tranche of the Equity Financing at the General Meeting, IG Design expects to complete the sale of the 9,403,720 Placing Shares in the second tranche of the Equity Financing for approximately $84.2 million in gross proceeds on or about February 12, 2020.

        Assuming the completion of the second tranche of the Equity Financing, we will have as of the Closing Date sufficient available funds, including all available funds of IG Design, the Company and their respective subsidiaries, to enable Parent and Merger Sub, as the case may be, to consummate the Offer and the Merger and to make all payments required to be made in connection therewith, including the payment of the aggregate Merger Amounts.

        IG Design shall give the Company prompt written notice after the occurrence of any of the following: (A) any material breach or material default by any party to the Placing Agreement or definitive agreements related to the Equity Financing of which IG Design becomes aware; (B) the receipt by IG Design, Parent or Merger Sub of any written notice or written communication from any Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the Placing Agreement or any definitive agreements related to the Equity Financing or of any provisions of the Placing Agreement or such definitive agreements; (C) any material dispute or disagreement between or among any parties to any of the Placing Agreement or any definitive agreements related to the Equity Financing with respect to the conditionality or amount of the Equity Financing or the obligation to fund the second tranche of the Equity Financing or the amount of the proceeds of the Equity Financing that will be used to fund any portion of the Merger Consideration at the closing of the Merger (but excluding ordinary course negotiations); (D) if for any reason, IG Design, Parent or Merger Sub at any time believes it will not be able to obtain all or any portion of the proceeds of the Equity Financing in an amount sufficient to consummate the Offer, the Merger and the other Contemplated Transactions; and (E) any fact, change, event or circumstance that could reasonably be expected to prevent or materially delay or impede the consummation of the Offer, the Merger or the Equity Financing contemplated by the Placing Agreement. In the event that all conditions contained in the Placing Agreement have been satisfied and Parent is required to consummate the closing of the Merger pursuant to the Merger Agreement, IG Design shall use its commercially reasonable efforts to cause each Financing Source to fund its respective portion of the Equity Financing required to consummate the Contemplated Transactions.

        If all or any portion of the second tranche of the Equity Financing becomes unavailable or could reasonably be expected to become unavailable on the terms and conditions provided in the Placing Agreement, or if stockholders of IG Design do not approve the issuance and sale of the Placing Shares in the second tranche of the Equity Financing at the General Meeting, then IG Design shall use its commercially reasonable efforts to (i) arrange and obtain from the same or alternative financing sources, alternative financing in an amount sufficient to, when added with the first tranche of the Equity Financing, and available cash of IG Design, the Company and their respective subsidiaries, consummate the Contemplated Transactions and pay the Merger Consideration and the other Merger Amounts upon conditions not less favorable to IG Design, Parent and Merger Sub, than those in the Placing Agreement and (ii) obtain one or more new equity financing agreements with respect to such alternative financing consistent with clause (i) above (the "New Equity Financing"). IG Design shall promptly deliver to the Company copies of any executed New Equity Financing. In the event any alternative financing is obtained in accordance with the Merger Agreement ("Alternative Financing"), references in the Merger Agreement to the Equity Financing shall also be deemed to refer to such Alternative Financing, and all obligations of IG Design pursuant to the Merger Agreement shall be applicable thereto to the same extent as IG Design's obligations with respect to the Equity Financing.

        Prior to the Closing Date, the Company will use its commercially reasonable efforts to provide to IG Design and the Financing Sources such cooperation as is customary and reasonably requested by IG Design and the Financing Sources in connection with the consummation of the Equity Financing.

        Notwithstanding anything to the contrary contained in the Merger Agreement, neither the Company nor any of its subsidiaries shall be required to:

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  pay any commitment or other similar fee;

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  incur any liability of any kind (or cause their respective representatives to incur any liability of any kind) prior to the Merger Effective Time;

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  enter into or approve (or commit to enter into or approve) any certificate, arrangement, document, agreement, instrument (other than with respect to customary authorization letters) that is not contingent upon the occurrence of the closing of the Merger or that would be effective prior to the Merger Effective Time;

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  provide any cooperation that would (i) unreasonably interfere with the ongoing operations of the Company or any of its subsidiaries, (ii) cause any representation or warranty in the Merger Agreement to be breached, (iii) conflict with the organizational documents of the Company or any of its subsidiaries or any applicable law or (iv) result in the contravention of, or could reasonably be expected to result in a violation or breach of, or a default under, any contract to which the Company or any of its subsidiaries is a party;

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  provide access to or disclose information that the Company reasonably determines would jeopardize any attorney-client privilege of the Company or any of its subsidiaries (provided, that the Company shall inform IG Design of the general nature of the information being withheld and, upon IG Design's request, reasonably cooperate with IG Design to provide such information, in whole or in part, to the extent and in a manner that would not result in the aforementioned jeopardization of any attorney-client privilege);

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  (i) provide any audited or unaudited financial statements (including separate financial statements for any subsidiary) other than documents filed by the Company with the SEC, (ii) prepare any pro forma financial information, (iii) change any fiscal period or (iv) provide financial or other information regarding the Company or its subsidiaries that is not in the possession of the Company or any of its subsidiaries; or

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  issue any offering or information document or provide any solvency certificate that would become effective prior to the closing of the Merger.

        IG Design must promptly reimburse the Company, upon written request by the Company, for all reasonable and documented out-of-pocket costs (including reasonable attorneys' fees and fees and expenses of accounting firms) incurred in connection with the above financing cooperation.

Regulatory Matters.

        The Merger Agreement provides that each party to the Merger Agreement will use reasonable best efforts to:

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  promptly obtain all authorizations, consents, orders and approvals of all governmental authorities that are or become necessary for its execution and delivery of, and the performance of its obligations under, the Merger Agreement;

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  cooperate fully with the other parties in obtaining all such authorizations, consents, orders and approvals; and

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  provide information reasonably requested by governmental authorities in connection with the Contemplated Transactions.

        Each Party agrees to, and shall cause its respective affiliates to, make promptly its respective legally applicable filing (or draft filing if required by the applicable governmental authority), but in no event more than seven (7) business days following the date of the Merger Agreement, pursuant to the HSR Act or any other antitrust laws under which filing is required or under which the Parties reasonably mutually determine that filing is advisable with respect to the Contemplated Transactions and to supply as promptly as practicable to the appropriate governmental authorities any additional information and documentary material that may be requested pursuant to the HSR Act or any other antitrust laws. Parent shall be responsible for all HSR Act or other antitrust laws filing fees. Each Party shall, and shall cause each of its affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under the HSR Act or any other antitrust law that may be asserted by any governmental authority or any other person so as to enable the Parties to consummate the Contemplated Transactions as promptly as practicable (each, an "Impediment") and in any event prior to the Termination Date. However, no Party is required to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders, trust or otherwise, the sale, divestiture or disposition of any assets, properties or businesses or (ii) undertake any efforts or to take any action if the taking of such efforts or action is or would reasonably be expected to result, individually or in the aggregate, in a material and adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of (a) Parent, its affiliates and its and their subsidiaries, taken as a whole, or (b) the Company and its subsidiaries, taken as a whole (each of such actions, a "Burdensome Condition"). The Merger Agreement provides that, as used in this paragraph, "reasonable best efforts" includes the taking of any steps necessary to avoid or eliminate an Impediment (other than any action that would result in a Burdensome Condition)

        In addition, the Merger Agreement provides that each Party shall, and shall cause its affiliates to, use reasonable best efforts to defend through litigation on the merits any proceeding by any governmental authority or any other person in order to avoid entry of, or to have vacated or terminated, any decree, order or judgment (whether temporary, preliminary or permanent) that would prevent the consummation of the Merger prior to the termination date of the Merger Agreement.

        Parent has agreed that it will not, and will cause its affiliates not to, enter into any transaction or agreement to effect any transaction that could be reasonably expected to increase the time required to (1) obtain the expiration or termination of the waiting period under the HSR Act or any other antitrust law applicable to the Contemplated Transactions, (2) avoid the entry of, the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that could reasonably be expected to materially delay or prevent the consummation of the Contemplated Transactions, or (3) obtain all authorizations, consents, orders and approvals of governmental authorities necessary or mutually determined as advisable for the consummation of the Contemplated Transactions.

Employee Matters.

        During the period commencing at the Merger Effective Time and ending on the date which is one year from the Merger Effective Time (or if earlier, the date of the employee's termination of employment with Parent and its subsidiaries), and to the extent consistent with the terms of the governing plan documents, Parent shall cause the Surviving Corporation and each of its subsidiaries, as applicable, to provide the employees of the Company and its subsidiaries who remain employed immediately after the Merger Effective Time (collectively, the "Continuing Employees") with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable to any such employee than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company and its subsidiaries to such employee as of the date of the Merger Agreement.

        During the period commencing at the Merger Effective Time and ending on the date that is one (1) year after the Merger Effective Time, the Parent shall cause the Surviving Corporation or its subsidiaries, as applicable, to maintain the Company's Severance Pay Plan for Salaried Employees and Severance Pay Plan for Senior Management (together, the "Severance Pay Plan") in effect as, and on no less favorable terms and conditions than, the Severance Pay Plan was in effect as of the date immediately prior to the Merger Effective Time.

        Following the Merger Effective Time, Parent shall cause the Surviving Corporation or its subsidiaries, as applicable, to maintain the Company's split dollar arrangement in effect in accordance with its terms.

        With respect to any employee benefit plan maintained by Parent or any of its subsidiaries, excluding any retiree health plans or programs maintained by Parent or any of its subsidiaries, any defined benefit retirement plans or programs maintained by Parent or any of its subsidiaries, and any equity compensation arrangements maintained by Parent or any of its subsidiaries (collectively, "Parent Benefit Plans") in which any Continuing Employees will participate effective as of the Merger Effective

Time, and subject to the terms of the governing plan documents, Parent shall, or shall cause the Surviving Corporation to, credit all service of the Continuing Employees with the Company or any of its subsidiaries or predecessors, as the case may be as if such service were with Parent, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Merger Effective Time; provided, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company benefit plan. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Parent Benefit Plans to the extent coverage under such Parent Benefit Plan is comparable to a Company benefit plan in which such Continuing Employee participated immediately before the Closing Date; and (ii) for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical, vision, disability, life insurance and/or other welfare benefits to any Continuing Employee (collectively, the "Parent Welfare Plans"): (A) Parent shall cause all pre-existing conditions, exclusions or limitations, eligibility waiting periods and actively-at-work requirements of such Parent Welfare Plan to be waived for such Continuing Employee and his or her covered dependents; and (B) Parent shall cause any eligible expenses incurred by each Continuing Employee and his or her covered dependents during the portion of the plan year of the Company benefit plan ending on the date such Continuing Employee's participation in the corresponding Parent Welfare Plan begins to be taken into account under such Parent Welfare Plan for purposes of satisfying all deductible, co-payment, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Welfare Plan.

        Effective no later than the day immediately preceding the Closing Date, the Company shall terminate certain employee benefit plans, provided, that such Company Plans can be terminated in accordance with their terms and Applicable Law without any adverse consequences with respect to any of the Company's affiliates.

        Prior to the Merger Effective Time, the Company shall take such actions as Parent, Purchaser or IG Design may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the 401(k) plan of the Company (the "401(k) Plan") as Parent, Purchaser or IG Design may deem reasonably necessary or appropriate, including amending or terminating the 401(k) Plan prior to the Merger Effective Time, subject to the terms of the 401(k) Plan and Applicable Law; provided that (i) if Parent, Purchaser or IG Design request that the 401(k) Plan be amended or terminated prior to the Merger Effective Time, such action shall be effective immediately prior to the Merger Effective Time and (ii) if Parent, Purchaser or IG Design request that the 401(k) Plan be amended or terminated, Parent or its subsidiaries shall permit each Continuing Employee to effect a direct rollover (including the in-kind rollover of notes evidencing loans) of such Continuing Employee's balance (including after-tax employee contributions) under the 401(k) Plan to a 401(k) plan maintained by Parent or its subsidiaries at any time on or after Closing Date, and shall take any and all actions needed to permit each Continuing Employee with an outstanding loan balance under the 401(k) Plan as of the Closing Date to continue to make scheduled loan payments to the 401(k) Plan after the Closing Date, pending the distribution and in-kind rollover of the notes evidencing such loans so as to prevent, to the extent reasonably possible, a deemed distribution or loan offset with respect to such outstanding loans.

        The foregoing provisions of the Merger Agreement related to employee benefits matters do not create any third-party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or any of its subsidiaries in respect of continued employment (or resumption of employment) with Parent or any of its affiliates, and no such provisions create any such rights in any such individuals in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement which has been or may be established by Parent, the Surviving Corporation or any of their respective affiliates. Subject to applicable law, unless otherwise provided in the Merger Agreement, no provision of the Merger Agreement will constitute a limitation on rights to amend, modify or terminate, either before or after the Merger Effective Time, or will constitute or be treated as an amendment, modification or termination of, any employee benefit plan or arrangement which has been or may be established by Parent or any of its affiliates.

Indemnification of Officers and Directors.

        Parent and Merger Sub have agreed that all rights to indemnification and exculpation from liabilities, including advancement of expenses for acts or omissions occurring at or prior to the Merger Effective Time existing at the date of the Merger Agreement in favor of the current or former directors or officers of the Company as provided in the Company's organizational documents and any indemnification contract between such directors or officers and the Company as in effect on the date of the Merger Agreement and made available to Parent, in each case, will continue in full force and effect in accordance with their terms, following the Merger Effective Time. The Merger Agreement also provides that for a period of six (6) years commencing on the Merger Effective Time, the Surviving Corporation will maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Company's organizational documents or any indemnification contract as in effect immediately prior to the Merger Effective Time with respect to acts or omissions occurring prior to the Merger Effective Time, and the Surviving Corporation will not amend, repeal or modify any such provision that would adversely affect any such director or officer; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

        The Merger Agreement also provides that, prior to the Merger Effective Time, the Company will (or if the Company is unable, the Surviving Corporation will as of or after the Merger Effective Time) purchase a six (6) year prepaid "tail" insurance policy with terms, conditions, retentions and limits of liability that are no less favorable to the insured persons than the coverage as provided under the Company's existing insurance policies of directors' and officers' liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Merger Effective Time. Parent has agreed to cause such policy to be maintained in full force and effect for its term and the Surviving Corporation will honor all obligations under such policy, except that in no event shall the Company pay, or the Surviving Corporation be required to pay, with respect to such insurance policies, more than 250% of the most recent annual premium paid by the Company prior to the date of the Merger Agreement (the "Maximum Amount"). If the Company or the Surviving Corporation fails to obtain such "tail" insurance policies prior to, as of or after the Effective Date, then the Surviving Corporation will, for a period of six (6) years from the Merger Effective Time, maintain in effect the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company with respect to matters arising on or before the Effective Date, provided that Surviving Corporation's obligation to pay premiums in accordance with the foregoing shall not require it to pay annual premiums in excess of the Maximum Amount.

Certain Other Covenants and Agreements.

        The Merger Agreement contains certain other covenants and agreements, including covenants (with certain exceptions specified in the Merger Agreement) relating to:

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  the obligation of the Company and the Company Board to take all actions necessary so that any rights previously granted under the Rights Agreement, dated as of November 11, 9, by and between the Company and American Stock Transfer & Trust Company, LLC (as amended, supplemented or otherwise modified from time to time) (the "Rights Agreement") do not become exercisable as a result of the execution of the Merger Agreement or the consummation of the Offer, the Merger and the other Contemplated Transactions;

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  the obligation of the Company and the Company Board to use reasonable best efforts to take such actions within their control to eliminate or, if not possible to eliminate, to minimize to the maximum extent possible, the effects of any state takeover or other applicable law that purports to limit or restrict business combinations, on the Contemplated Transactions;

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  the Company's obligation to afford Parent and IG Design their authorized representatives reasonable access to each of the Company's offices, properties and books and records and to furnish copies of related information, as well as restrictions on Parent and IG Design contacting any of the customers, distributors or suppliers of the Company without the prior written authorization of the Company;

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  an acknowledgement that the Company exercises complete control and supervision over its operations prior to the consummation of the Merger;

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  steps required to cause any disposition of Shares (including derivative securities with respect to Shares) resulting from the Contemplated Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act;

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  Rule 14d-10(d) matters;

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  each Party's obligation to take appropriate actions, and to assist and cooperate with the other Parties, to do all things necessary, proper or advisable under applicable law to consummate and make effective the Offer, the Merger and the Contemplated Transactions as promptly as practicable;

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  the obligation of Parent to cause Merger Sub to perform its obligations under the Merger Agreement;

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  transaction litigation;

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  the de-listing and deregistration of the Shares; and

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  confidentiality obligations of the Parties.

Termination of the Merger Agreement.

        The Merger Agreement may be terminated and the Contemplated Transactions may be abandoned at any time prior to the Acceptance Time by the written consent of all of the Parties.

        Also, subject to specified qualifications and exceptions, either the Company or Parent may terminate the Merger Agreement and abandon the Contemplated Transactions at any time prior to the Acceptance Time:

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  if the Acceptance Time has not occurred by the Termination Date;

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  if any governmental authority in a competent jurisdiction has issued a final and non-appealable order, writ, judgment, injunction, decree, stipulation, determination or award that permanently enjoins the consummation of the Offer or the Merger;

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  if the Offer shall have expired (after giving effect to any extensions in accordance with the Merger Agreement) or have been terminated, in each case, in accordance with the terms of the Merger Agreement and the Acceptance Time shall not have occurred solely as a result of the Minimum Condition not being satisfied; provided, however, that no Party will have such a termination right if such Party is then in material breach of its obligations under the Merger Agreement in any manner that shall have been the primary cause of the Minimum Condition not being satisfied; or

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  if Merger Sub shall have failed to effect the Offer Closing by the Termination Date and all of the Offer Conditions (other than the Funding Condition) shall have been satisfied as of the final Expiration Time.

        In addition, subject to specified qualifications and exceptions, Parent may terminate the Merger Agreement and abandon the Contemplated Transactions if:

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  the Company has breached any representation, warranty, covenant or agreement in the Merger Agreement that would, if occurring or continuing at the Expiration Time, cause the Offer Conditions related to the Company's compliance with its representations, warranties, covenants or agreements in the Merger Agreement not to be satisfied, and such breach is not cured, or cannot be cured, upon the earlier of (i) thirty (30) days following Parent's written notice to the Company of such breach and Parent's intent to terminate the Merger Agreement or (ii) the Termination Date;

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  prior to the Expiration Time, a Change in Recommendation has occurred; or

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  prior to the Expiration Time, the Company has materially breached its obligations under the Merger Agreement relating to a Change in Recommendation or the non-solicitation of alternative transactions.

        In addition, subject to specified qualifications and exceptions, the Company may terminate the Merger Agreement and abandon the Contemplated Transactions if:

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  Parent, IG Design or Merger Sub have materially breached any representation, warranty, covenant or agreement in the Merger Agreement and such breach is not cured, or cannot be cured, upon the earlier of (i) thirty (30) days following the Company's written notice to Parent of such breach and the Company's intent to terminate the Merger Agreement or (ii) the Termination Date;

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  prior to the Acceptance Time, to enter into a definitive agreement with respect to a Superior Proposal to the extent permitted by, and subject to the conditions described above in "Company Board Recommendation;" provided that, prior to or substantially concurrently with such termination, the Company pays to Parent a fee of $3,000,000 (the "Company Termination Fee");

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  by the date that is the earlier of (x) sixty (60) business days from the date of the Merger Agreement and (y) thirty-five (35) business days following the occurrence of a stockholder meeting to vote on the Pre-Emptive Rights Waiver and the failure at such meeting to obtain the Pre-Emptive Rights Waiver, IG Design has failed to confirm in writing to the Company that it has available cash of IG Design and its subsidiaries in an amount which, together with the Equity Financing and any available cash of the Company on the Closing Date, is required to pay the Merger Amounts.

        If the Merger Agreement is validly terminated, then the Merger Agreement will immediately become void, without any liability on the part of any Party or their respective representatives except as described below in "Termination Fee and Expenses Payable in Certain Circumstances"; provided that nothing in the Merger Agreement will relieve any party from liability for fraud committed prior to such termination or for any willful breach prior to such termination of any of its covenants or agreements set forth in the Merger Agreement; provided, further, that provisions of the Merger Agreement relating to confidentiality, the effect of termination of the Merger Agreement, fees and expenses and all of the general provisions of the Merger Agreement will survive any termination and remain in full force and effect.

Procedure and Effect of Termination.

        The Merger Agreement may be terminated only pursuant to those provisions summarized above in "Termination of the Merger Agreement." Termination of the Merger Agreement shall not require the approval of the Company Stockholders. In order to terminate the Merger Agreement, the party desiring to terminate the Merger Agreement shall give written notice of such termination to the other Parties in accordance with the Merger Agreement, specifying the provision of the Merger Agreement pursuant to which such termination is effected.

        If the Merger Agreement is validly terminated, then the Merger Agreement shall immediately become void, without any liability on the part of the Company, Parent, Merger Sub or IG Design or their respective representatives, except for certain designated provisions (including, among other things, provisions on confidentiality, fees and expenses) and, subject to certain liability limitations, which shall survive such termination.

Termination Fee and Expenses Payable in Certain Circumstances.

        If Parent terminates the Merger Agreement pursuant to Section 9.01(d) of the Merger Agreement, then, no later than two (2) business days after the date of Parent's notice of such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds.

        If the Company terminates the Merger Agreement pursuant to Section 9.01(f) of the Merger Agreement, then, prior to or substantially concurrently with the Company's notice of such termination, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds.

        If (A) (1) the Company or Parent terminates the Merger Agreement pursuant to Section 9.01(a) of the Merger Agreement or (2) Parent terminates the Merger Agreement pursuant to Section 9.01(c) of the Merger Agreement on the basis of a breach of a representation, warranty, covenant or agreement, (B) following the date of the Merger Agreement and prior to the termination of the Merger Agreement, a Competing Company Transaction shall have been publicly announced or shall have been publicly known and, in either case, not publicly withdrawn and (C) on or prior to the date that is twelve (12) months after the date of such termination, the Company enters into a letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract relating to any Competing Company Transaction (other than an Acceptable Confidentiality Agreement (as defined in the Merger Agreement)) (a "Competing Company Transaction Agreement") or consummates a Competing Company Transaction (whether or not the applicable Competing Company Transaction is the same as the original Competing Company Transaction publicly announced or publicly known), then, on the earlier of the date the Company enters into a Competing Company Transaction Agreement or consummates any Competing Company Transaction, the Company shall pay or cause to be paid to Parent the Company Termination Fee in cash in immediately available funds; provided that, solely for this purpose, the references to "20%" in the definition of Competing Company Transaction shall be deemed to refer to "50%".

        If the Company or Parent terminates the Merger Agreement pursuant to Section 9.01(h) of the Merger Agreement, then as promptly as practicable after the date of such termination, but in no event later than two (2) business days immediately following the date of such termination, IG Design shall pay or cause to be paid to the Company a fee of $4,500,000 (the "Parent Termination Fee") in cash in immediately available funds.

        If the Company terminates the Merger Agreement pursuant to Section 9.01(i) of the Merger Agreement, then as promptly as practicable after the date of such termination, but in no event later than two (2) business days immediately following the date of such termination, IG Design shall pay or cause to be paid to the Company an amount in cash equal to fifty percent (50%) of the Parent Termination Fee in cash in immediately available funds.

        In no event shall the Company be required to pay the Company Termination Fee on more than one occasion or shall IG Design be required to pay the Parent Termination Fee on more than one occasion.

        Except as expressly set forth in the Merger Agreement, all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants and commitment fees and any other financing fees and expenses) incurred in connection with the Merger Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Offer or the Merger or any other Contemplated Transaction is consummated; provided, that, for the avoidance of doubt, Parent shall pay all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable antitrust laws, and the Company shall not be required to pay any fees or other payments to any governmental authority in connection with any filings under the HSR Act or such other filings as may be required under applicable antitrust laws in connection with the Contemplated Transactions.

        In the event Parent shall receive the Company Termination Fee, or the Company shall receive the Parent Termination Fee, the receipt thereof shall be deemed to be the sole and exclusive remedy for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Company or any of their respective affiliates, as applicable, in connection with the Merger Agreement and the Contemplated Transactions (and the termination thereof or any matter forming the basis for such termination), and none of Parent, Merger Sub, the Company nor any of their respective affiliates, as applicable shall be entitled to bring or maintain any other proceeding or seek any other remedy against the other parties or any of their respective direct or indirect affiliates, equityholders, officers, directors, advisors or other representatives, or, in the case of IG Design, Parent and Merger Sub, any arranger, Financing Source or other provider of the Equity Financing, arising out of the Merger Agreement, any of the Contemplated Transactions or any matters forming the basis for such termination.

        In the event that the Company shall fail to pay the Company Termination Fee, on the one hand, or IG Design shall fail to pay the Parent Termination Fee, on the other hand, the amount of such payment shall be increased to include the costs and expenses incurred or accrued by or on behalf of Parent, on the one hand, or the Company, on the other hand, (in each case, including fees and expenses of counsel) in connection with the collection thereof, together with interest on such unpaid Company Termination Fee or Parent Termination Fee, as applicable, commencing on the date that the Company Termination Fee or the Parent Termination Fee, as applicable, became due, at a rate of interest equal to, on any given day, the rate per annum equal to the "prime" rate as published on such day in the Wall Street Journal, Eastern Edition.

Specific Performance.

        In the Merger Agreement, the Parties acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of the Merger Agreement by a Party, and that any such breach would cause the other Parties irreparable harm. Accordingly, the Parties have agreed that, in the event of any breach or threatened breach of the provisions of the Merger Agreement, the other parties are entitled to equitable relief without the requirement of posting a bond or other security and without proof of actual damages, including in the form of injunctions and orders for specific performance, in addition to all other remedies available to a party at law or in equity. The Parties agree that they will not contest the appropriateness of specific performance as a remedy. Notwithstanding anything herein or in the Merger Agreement, the Parties acknowledge and irrevocably agree that none of the Financing Sources will have any liability to the Company or its affiliates relating to or arising out of the Merger Agreement, the Equity Financing or otherwise, whether at law, or equity, in contract, in tort or otherwise, and neither the Company nor any of its affiliates will have any rights or claims against any of the Financing Sources, and in no event shall the Company be entitled to seek the remedy of specific performance of the Merger Agreement against the Financing Sources.

Amendment.

        The Merger Agreement may be amended, modified and supplemented any time prior to the Merger Effective Time; provided, however, that (a) no such amendment, modification or supplement will result in the Merger Consideration not being the same amount and kind of cash, property, rights or securities as the consideration being offered to holders of Shares in the Offer, (b) after the Offer Closing, no such amendment, modification or supplement will adversely affect the rights of the Company's stockholders (other than Parent, Merger Sub or their respective affiliates) under the Merger Agreement without the approval of such Company's stockholders and (c) no amendment will be made to the Merger Agreement after the Merger Effective Time. Any such amendment, modification or supplement shall be effective only if it is set forth in an instrument in writing executed by each Party.

Governing Law.

        The Merger Agreement is governed by Delaware law (without regard to the choice of law provisions thereof).

12.   Purpose of the Offer; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. All Shares acquired by Merger Sub pursuant to the Offer will be retained by Merger Sub pending the Merger. After the Acceptance Time, Merger Sub intends to consummate the Merger as promptly as practicable, subject to the satisfaction of certain conditions.

        Merger Without a Meeting.    If the Offer is consummated, we do not anticipate seeking the approval of the Company's remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL generally provides that following consummation of a tender offer for a public corporation, and subject to certain statutory provisions, if the acquirer, together with its affiliates, holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger for the target corporation, and the other stockholders of the target corporation receive the same consideration for their stock in the merger as was payable in the tender offer, then the acquirer can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

        Plans for the Company.    The Merger Agreement provides that the certificate of incorporation of the Company immediately prior to the Merger Effective Time shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company's stockholders, amended and restated in its entirety as set forth as an exhibit to the Merger Agreement and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with such certificate of incorporation and applicable law. The Merger Agreement also provides that the bylaws of Merger Sub immediately prior to the Merger Effective Time shall be, by virtue of the Merger and without any action on the part of IG Design, Parent, Merger Sub, the Company or the Company's stockholder, the bylaws of the Surviving Corporation until thereafter duly amended in accordance with such bylaws and applicable law. The directors and officers of Merger Sub immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such director's or officer's earlier death, resignation or removal.

        Except as otherwise provided herein, it is currently expected that, initially following the Merger, the business and operations of the Company will, except as set forth in this Offer to Purchase, be continued substantially as they are currently being conducted. Based on available information, we are conducting a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, indebtedness, operations, properties, policies, management and personnel, obligations to report under Section 15(d) of the Exchange Act and the delisting of its securities from a registered national securities exchange, and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. We will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and will take such actions as we deem appropriate under the circumstances then existing. Thereafter, we intend to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing development of the Company's potential. Possible changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, board of directors, management, business development opportunities, indebtedness or dividend policy, and although, except as disclosed in this Offer to Purchase, we have no current plans with respect to any of such matters, Parent, IG Design, Merger Sub and the Surviving Corporation in the Merger expressly reserve the right to make any changes they deem appropriate in light of such evaluation and review or in light of future developments.

        As of the date of this Offer to Purchase and except as otherwise disclosed in this Offer to Purchase, none of Parent or any of its affiliates has had discussions with, or entered into any agreement with, the Company's directors or executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the Offer Closing and the Merger, however, Parent or Merger Sub or their respective affiliates may have discussions with, and may enter into agreements with, certain executive officers regarding the terms of employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        Except as described above or elsewhere in this Offer to Purchase, neither IG Design, Merger Sub nor Parent has any present plans or proposals or is engaged in negotiations that would, in a manner material to the holders of Shares, relate to or result in (i) any extraordinary transaction involving the Company or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Company's capitalization or dividend rate or policy or indebtedness, (iv) any change in the Company Board or management of the Company, (v) any other material change in the Company's corporate structure or business, (vi) any class of equity securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of the Company's obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, or (x) any changes in the Company's charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

13.   Certain Effects of the Offer.

        Market for the Shares.    If the Offer is consummated, there will be no market for the Shares because Parent and Merger Sub intend to consummate the Merger as promptly as practicable following the Acceptance Time.

        Stock Quotation.    The Shares are currently listed on the New York Stock Exchange. Immediately following the consummation of the Merger (which is expected to occur as promptly as practicable following the Acceptance Time), the Shares will no longer meet the requirements for continued listing on the New York Stock Exchange because the only stockholder will be Parent. Immediately following the consummation of the Merger, we intend and will cause the Company to delist the Shares from the New York Stock Exchange.

        Exchange Act Registration.    The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Company Shares are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Shares.

        We intend to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Sections 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors Federal Reserve System's (the "Federal Reserve Board") list of "margin securities" or eligible for stock exchange listing.

        If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

        Margin Regulations.    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement," the Merger Agreement provides that from the date of the Merger Agreement to the Merger Effective Time, without the prior written approval of Parent (such approval not to be unreasonably withheld, delayed or conditioned), the Company will not declare, set aside, make or pay any dividend or any other distribution (whether in cash, stock or other property) in respect of the Shares, except for dividends or distributions by any directly or indirectly wholly owned subsidiary of the Company. Under the terms of the Company's ABL Credit Facility amended as of May 23, 2019, the Company is not permitted to issue dividends.

15.   Certain Conditions of the Offer.

        Notwithstanding any other provisions of the Offer, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act) (relating to the obligation of Merger Sub to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for any Shares validly tendered and not properly withdrawn immediately prior to the Expiration Time in connection with the Offer unless:

  •
  the Minimum Condition shall have been satisfied;

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  the Antitrust Condition shall have been satisfied;

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  the Restraint Condition shall have been satisfied;

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  the Funding Condition shall have been satisfied;

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  the representations and warranties of the Company in the Merger Agreement (x) set forth in Section 4.03 (Capitalization) shall be true and correct as though such representations and warranties had been made as of the Expiration Time except for de minimis deviations, (y) set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.05(b) (No Conflict; Board Approval), and Section 4.19 (Rights Agreement; No Anti-Takeover Law) shall be true and correct in all material respects as though such representations and warranties had been made as of the Expiration Time and (z) otherwise set forth in Article IV (1) that are qualified by a Company Material Adverse Effect qualification shall be true and correct in all respects as so qualified as though such representations and warranties had been made as of the Expiration Time and (2) that are not qualified by a Company Material Adverse Effect qualification shall be true and correct as though such representation and warranties had been made as of the Expiration Time, except for such failures to be true and correct as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (except to the extent such representations and warranties are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses(x), (y) and (z) as applicable, as of such date) (the "Representation Condition");

  •
  the Company shall have complied with in all material respects all covenants and agreements required to be complied with by it under the Merger Agreement on or prior to the Expiration Time (the "Covenant Condition");

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  the Officer Certificate Condition shall have been satisfied; and

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  the Termination Condition shall have been satisfied.

        The foregoing conditions, other than the Minimum Condition, the Termination Condition and the Antitrust Condition, are for the sole benefit of Parent and Merger Sub and may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Sub in writing in whole or in part at any time and from time to time in their sole discretion, in each case, subject to the terms of the Merger Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right, which may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, Merger Sub is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Merger Sub is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Merger Sub's acquisition of the Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Merger Sub or Parent as contemplated herein. Should any such approval or other action be required, Merger Sub currently contemplates that, except as described below under "State Takeover Laws," such approval or other action will be sought. While Merger Sub does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Merger Sub to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Certain Conditions of the Offer."

        Legal Proceedings.    Lawsuits arising out of or relating to the Offer, the Merger or the other associated transactions may be filed in the future.

        State Takeover Laws.    A number of states (including Delaware, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, stockholders, principal executive offices or principal places of business therein.

        In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined in Section 203 of the DGCL) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three (3) years following the time such person became an "interested stockholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Company Board approved the Merger Agreement and the Contemplated Transactions, including the Offer and the Merger, and the restrictions on "business combinations" described in Section 203 of the DGCL are inapplicable to the Merger Agreement and the Contemplated Transactions.

        Based on information supplied by the Company and the approval of the Merger Agreement and the Contemplated Transactions by the Company Board, we do not believe that any other state takeover statutes or similar laws purport to apply to the Offer or the Merger. Except as described herein, neither Parent nor the Company has currently attempted to comply with any state takeover statute or regulation. We reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we might be required to file certain information with, or to receive approvals from, the relevant state authorities, and we might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the FTC, certain acquisition transactions may not be consummated until required information and documentary material has been furnished for review by the FTC and Antitrust Division of the Department of Justice (the "Antitrust Division"), and certain waiting period requirements have been satisfied.

        Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a thirty (30) calendar-day waiting period which begins when Parent files a Pre-merger

Notification and Report Form under the HSR Act with the FTC and the Antitrust Division, unless such waiting period is earlier terminated by the FTC and the Antitrust Division.

        At any time before or after Parent's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of the Company or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and Federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result of such challenge will be.

17.   Appraisal Rights.

        Appraisal Rights.    Under the DGCL, holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated, stockholders of the Company who do not validly tender their Shares in the Offer and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to receive a judicial determination of the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger and to receive payment of such fair value in cash). Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the Offer Price and the market value of the Shares. The value so determined could be higher or lower than, or the same as, the Offer Price or the Merger Consideration. Moreover, Merger Sub could argue in an appraisal proceeding that, for purposes of which, the fair value of such Shares is less than the Offer Price. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their Shares. Unless such court, in its discretion, determines otherwise for good cause shown, interest from the Merger Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Merger Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the Shares as determined by the court and (2) interest theretofore accrued, unless paid at that time. Section 262 of the DGCL provides that the Court of Chancery shall dismiss the proceedings as to all holders of Shares who are otherwise entitled to appraisal rights unless (1) the total number of Shares entitled to appraisal exceeds 1% of the outstanding Shares or (2) the value of the consideration provided in the Merger for such total number of Shares exceeds $1 million.

        In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and that "[f]air price obviously requires consideration of all relevant factors involving the value of a company." Section 262 of the DGCL provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy. Stockholders should note that opinions of investment banking firms as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to, and do not address, fair value under Section 262 of the DGCL.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of a merger, or the surviving corporation within ten (10) days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262 of the DGCL. THE SCHEDULE 14D-9 CONSTITUTES THE FORMAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262 OF THE DGCL.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL, such stockholder must do all of the following:

  •
  prior to the later of the consummation of the Offer, which is the first date on which Merger Sub irrevocably accepts for purchase the Shares tendered pursuant to the Offer, and twenty (20) days after the date of mailing of the Schedule 14D-9, deliver to the Company a written demand for appraisal of Shares held, which demand must reasonably inform the Company of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender their Shares in the Offer; and

  •
  continuously hold of record the Shares from the date on which the written demand for appraisal is made through the Merger Effective Time.

        In the event that any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the Offer Price, without any interest thereon and subject to any withholding taxes.

        Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights. The foregoing discussion is not a complete statement of the law relating to appraisal rights and is qualified in its entirety by Section 262 of the DGCL. This discussion does not constitute the notice of appraisal rights required by Section 262 of the DGCL.

        Going Private Transaction.    The SEC has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Merger Sub seeks to acquire the remaining Shares not held by it. Merger Sub and the Company believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

18.   Fees and Expenses.

        Parent and Merger Sub have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer & Trust Company, LLC to be the Depositary in connection with the Offer.

The Information Agent may contact holders of Shares by mail, telephone, email, telecopy and personal interview and may request brokers, bankers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable and customary expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither Parent nor Merger Sub will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, bankers and other nominees will, upon request, be reimbursed by Merger Sub for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any U.S. or foreign jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Merger Sub may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and to extend the Offer to holders of Shares in such jurisdiction.

        No person has been authorized to give any information or to make any representation on behalf of Parent or Merger Sub not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Merger Sub, the Depositary or the Information Agent for the purpose of the Offer.

        Merger Sub has filed with the SEC the Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and the Schedule 14D-9, and any amendments thereto, will be available to the public on the SEC's Internet website at http://www.sec.gov as described in Section 7—"Certain Information Concerning the Company."

 SCHEDULE I

Board Members and Executive Officers of IG Design, Parent and Merger Sub

        The sole stockholder of the Merger Sub, is the Parent. The principal business of IG Design and the Parent is the provision of products and services primarily to serve the needs of business customers. The principal business Merger Sub is to engage in the Offer, the Merger and the Contemplated Transactions.

        The board members of IG Design are Paul Fineman, Giles Willits, Lance Burn, John Charlton, Anders Hedlund, Elaine Bond and Mark Tentori. The executive officers of IG Design are Paul Fineman (Chief Executive Officer), Giles Willits (Chief Financial Officer) and Lance Burn (Managing Director) (collectively, the "Directors and Officers"). Each of the Directors and Officers is a citizen of the United Kingdom. The principal office address of IG Design is No 7 Water End Barns, Water End, Eversholt, Milton Keynes, Bedfordshire MK17 9EA. The telephone number of IG Design is +44 (0) 1525 887310.

        The members of the board of directors of Parent are Gideon Schlessinger, Lawrence J. Louis and Tas Papasolomontos. The executive officers of Parent are Mr. Schlessinger (President and Chief Executive Officer) and Mr. Papasolomontos (Treasurer and Secretary). Messrs. Schlessinger and Louis are citizens of the United States. Mr. Papasolomontos is a citizen of the United Kingdom. Mr. Willits is the sole director and sole executive officer (President, Secretary and Treasurer) of Merger Sub. Mr. Willits is a citizen of the United Kingom. The principal office address of Merger Sub and Parent is 555 Glenridge Connector, Suite 300, Atlanta, Georgia 30342. The telephone number of Parent and Merger Sub is (770) 551-9727.

        The table below lists the executive officers, directors and business experience of each for IG Design, Parent and Merger Sub.

Name	Position	Date of Appointment and Experience
Paul Fineman	Chief Executive Officer and Director of IG Design	Paul joined the Board in May 2005 as Chief Executive Officer of Anker International plc. He was appointed Group Managing Director in January 2008 and then appointed Group CEO in January 2009.

Paul has over 40 years' experience in the card, gift wrap and stationery industry having developed knowledge within his family's business, Anker International, prior to its acquisition in 2005. He has led the transformation and growth of Design Group as CEO since 2009. Paul was awarded Chief Executive Officer of the Year by the Quoted Company Awards 2017.

Name	Position	Date of Appointment and Experience
Giles Willits	Chief Financial Officer and Director of IG Design; Sole Director and President, Secretary and Treasurer of Merger Sub
Giles joined the Board in January 2018. Giles has more than 20 years' experience in senior leadership and financial roles in multiple household name businesses. He was most recently the CFO of Entertainment One Ltd (LSE: ETO), having joined prior to its IPO on AIM in 2007. Giles was also formerly Director of Group Finance at J Sainsbury plc and Woolworths Group plc and qualified as a chartered accountant at PricewaterhouseCoopers. Giles sits on the Board of Shearwater Group plc as a Non-Executive Director.
Lance Burn	Managing Director and Executive Director of IG Design	Lance joined the Board in October 2012.

Lance has been Managing Director of IG Design Group UK Limited since 2009 and the Group's subsidiary operation in China since 2011. Lance's previous roles included directing businesses for Rank Hovis McDougall plc, Saint Gobain Solaglas UK and also international overseas-based roles for PepsiCo International in Africa and India
John Charlton	Non-Executive Chairman of the Board of IG Design
John joined the Board in April 2010 and was appointed Chairman of the Board on September 7, 2011. In his executive career, John was previously Senior Vice President International of American Greetings Corporation and Chief Executive of UK Greetings Ltd. He was also Chairman of Amscan International Ltd. John is Chairman of SA Greeting (Pty) Ltd, a South African company
Anders Hedlund	Founder and Non-Executive Deputy Chairman of the Board of IG Design	Anders was appointed as Nominee Non-Executive Director in 2007.
Anders founded IG Design in 1979 and was joint Chief Executive Officer of the Group until December 2007.

Name	Position	Date of Appointment and Experience
Elaine Bond	Non-Executive Director of IG Design
Elaine joined the Board as a Non-Executive Director on February 1, 2012. Elaine was previously Group Operations Director of UK Greetings Ltd, the UK subsidiary of American Greetings. Elaine is also a Non-Executive Director at Sandgate Systems Limited. Skills
Mark Tentori	Non-Executive Director of IG Design
Mark joined the Board as a Non-Executive Director on January 1, 2016. Mark has held a number of CFO and COO roles in public and private companies operating in a wide range of sectors and geographic locations. These included CFO of Deb Group Ltd, United Coffee and LINPAC Group Ltd. Mark also spent ten years with PricewaterhouseCoopers where he qualified as a Chartered Accountant. Mark is currently a Portfolio Partner at Charterhouse Capital Partners LLP.
Gideon Schlessinger	President, Chief Executive Officer and Director of Parent
oMr. Schlessinger joined IG Design in April 2015 and has served as the President and Chief Executive Officer of Parent. Prior to joining Parent, he worked for 20 years for ACCO Brands, the world's largest office products company where he gained vast knowledge on paper and printing. Gideon holds an MBA from the University of Chicago as well as a BA in Political Philosophy from the University of Illinois in Champaign.

Name	Position	Date of Appointment and Experience
Lawrence J. Louis	Director of Parent
oMr. Louis joined IG Design in 1986 after practicing as a Chartered Accountant in the UK for 6 years. He joined IG Design's U.S. subsidiary following the purchase of International Greetings USA (formerly Hy-Sil Manufacturing) in November 1988. After trading in Massachusetts for 8 years, he moved the factory to Midway GA in 1996 and stayed there until 2002, when he moved to Atlanta to open a design studio and sales office. He now heads up the Mass Market Sales team and Papercraft division.
Tas Papasolomontos	Treasurer, Secretary and Director of Parent
oMr. Papasolomontos joined IG Design in 2016 and served as IG Design's Group Controller until 2019 and has since served as the Chief Financial Officer of Parent. Prior to joining IG Design, he spent most of his career in financial consulting, most recently as a Director with KPMG audit and advisory. He also worked for British Airways, where he ran the Group financial reporting team and Kingston Smith, a UK top 20 accounting firm, where he earned his ACA (UK qualification similar to CPA). Tas earned his B.S. in International Business and French from Aston University, UK.

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail:	If delivering by hand, express mail, courier or any other expedited service:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219
Phone: Toll-free (877) 248-6417 (718) 921-8317 Fax 718 234-5001

The Information Agent for the Offer is:

1407 Broadway, 27th Floor
New York, New York 10018
(212) 929-5500 (Call Collect)
or

Call Toll-Free (800) 322-2885
Email:tenderoffer@mackenziepartners.com

QuickLinks

IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I Board Members and Executive Officers of IG Design, Parent and Merger Sub
The Depositary for the Offer is
The Information Agent for the Offer is